                                                REGISTRATION NO. 333-08393

 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 4, 1996
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                 VOXWARE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

          DELAWARE                       7373                    36-3934824
(STATE OR OTHER JURISDICTION        (PRIMARY STANDARD         (I.R.S. EMPLOYER
    OF INCORPORATION OR         INDUSTRIAL CLASSIFICATION    IDENTIFICATION NO.)
        ORGANIZATION)                 CODE NUMBER)



                             305 COLLEGE ROAD EAST
                          PRINCETON, NEW JERSEY 08540
                                (609) 514-4100
  (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               MICHAEL GOLDSTEIN
                                 VOXWARE, INC.
                             305 COLLEGE ROAD EAST
                          PRINCETON, NEW JERSEY 08540
                                (609) 514-4100
 (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                WITH COPIES TO:
           PAUL JACOBS, ESQ.                    GREGORY D. SHEEHAN, ESQ.
      FULBRIGHT & JAWORSKI L.L.P.                     ROPES & GRAY
           666 FIFTH AVENUE                      ONE INTERNATIONAL PLACE
       NEW YORK, NEW YORK 10103                BOSTON, MASSACHUSETTS 02110
          TEL.: 212-318-3000                       TEL.: 617-951-7000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 1996

                                4,000,000 SHARES

                                   VOXWARE

                                 COMMON STOCK

  All of the shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price of the Common Stock will be between $7.00 and $8.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. It is anticipated that the Common Stock will be included on the Nasdaq National Market under the symbol VOXW.

  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

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- -----------------------------------------------------------------------------
                                      Price to     Underwriting   Proceeds to
                                       Public      Discount(1)     Company(2)
- -----------------------------------------------------------------------------
Per Share........................  $              $              $
Total(3).........................  $              $              $
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- -----------------------------------------------------------------------------

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other matters.
(2) Before deducting expenses payable by the Company estimated at $750,000.
(3) Certain stockholders of the Company (the "Selling Stockholders") have granted the Underwriters a 30-day option to purchase up to 600,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the Price to Public will
    total $   , the Underwriting Discount will total $    , the Proceeds to
    Company will total $         and the Proceeds to Selling Stockholders will
    total $    . See "Underwriting."

  The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of Montgomery Securities on or about     , 1996.

                                  -----------

MONTGOMERY SECURITIES
                              ALEX. BROWN & SONS
                                 INCORPORATED
                                                         OPPENHEIMER & CO., INC.

                                        , 1996

DESCRIPTION OF PHOTOGRAPH:

Under the caption "Voxware licenses its products broadly to software, computing and communications companies. The logos of certain of the Company's licensees are shown below." is a picture consisting of Voxware's logo (consisting of a graphic of a face with the Company name underneath) in the middle, surrounded in a circle by the logos of certain of the licensees of the Company's products. The logos depicted are those of the following licensees:
Netscape Communications Corporation, Microsoft Corporation, Mpath Interactive, Inc., Andrea Electronics Corporation, VDOnet Corporation Ltd., InterVoice, Inc., Farallon Computing, Inc., Apple Computer, Inc., and America Online, Inc.

On the left side of a fold out graphic is the caption:

"Voxware's Technology Enables a

New Generation of Speech Enhanced

Products for the Internet and Other

Bandwidth Constrained Environments"

Under the caption is Voxware's logo, consisting of a graphic of a face with the Company name and "The Voice in Software(TM)" underneath. Emanating from the mouth of the face in the logo, out to the right, is a bold line divided into three sections. In the first section, under the caption "compress" are arcs representing sound waves representing speech. The arcs are reduced to just the bold line in the second section under the caption "METAVOICE(TM)", the tradename of the Company's speech coding technology. In the third section, the bold line is restored to arcs representing sound waves representing speech under the caption "decompress."

The bold line then leads to the right side of the fold out graphic where it divides into five bold lines, each leading to a box containing a picture of persons using an application of the Company's MetaVoice speech coding technology under a caption describing the application pictured. The five captions are "Internet Conferencing, Chat, Interactive Games," "Internet Broadcasting," "Convergence of Internet and Telecommunications," "Wireless Telecommunications" and "Consumer Electronics/Toys."

On the bottom of the left side of the fold out graphic is the following:

"The applications depicted here include completed products and products currently under development by the Company and its licensees." See "Business-- Products" and "--Research and Product Development."


                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and the financial statements and notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus (i) gives effect to the automatic conversion of all outstanding shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") into 6,000,000 shares of Common Stock effective upon the closing of this offering and (ii) assumes no exercise of the over-allotment option.

                                  THE COMPANY

  Voxware, Inc. (the "Company" or "Voxware") develops, markets, licenses and supports a comprehensive, integrated set of digital speech processing technologies which provide the ability to compress, model and transform speech. MetaVoice(TM), the Company's innovative coding technology, is designed to reproduce high quality speech while requiring very low communications bandwidth and processing power. In addition to efficiently compressing speech, MetaVoice enables a broad array of voice transformation capabilities. Voxware's technologies enable its customers to create a new generation of speech-enhanced communications and interactive products for the Internet and other bandwidth-constrained environments. The Company licenses its technologies, including speech coder/decoders ("codecs") and application programming interfaces, to software, computing and communications companies and distributes its end-user application software to consumers and businesses.

  Digital speech technologies are increasingly being integrated into a variety of applications including voice-enabled Web pages, Internet telephony and conferencing, Internet broadcasting, interactive games, voice messaging, wireless and satellite communications, multimedia computing and voice-enabled devices. Speech applications on the Internet and in other environments in which these speech applications are implemented are often constrained by a combination of low bandwidth, low processing power, network congestion and inconsistent data delivery. Voxware's speech coding and transmission quality management technologies are designed to address these challenges and deliver superior speech quality for a wide variety of applications.

  To accelerate adoption of its technologies, the Company seeks to broadly license its products and establish strategic relationships with market leaders. The Company has established a strategic relationship with Netscape Communications Corporation ("Netscape"). Netscape uses Voxware's speech coding technology as a part of its LiveMedia(TM) multimedia framework to provide low bandwidth speech functions with version 3.0 of Netscape Navigator(TM), currently in beta release. Navigator is the most widely used software application for the World Wide Web. Netscape has also made a minority equity investment in the Company.

  In addition to Netscape, the Company has licensed its products to America Online, Inc., Andrea Electronics Corporation, Apple Computer, Inc., Farallon Computing, Inc., InterVoice, Inc., Microsoft Corporation, Mpath Interactive, Inc., Tribal Voice and VDOnet Corporation Ltd., among others.

  Intel Corporation ("Intel") has made a minority equity investment in the Company. Intel provides consulting support to Voxware for the optimization of the Company's technologies on Intel processor platforms, consults with Voxware on standards issues of mutual interest and supplies the Company with pre-release versions of its advanced processors for development of the Company's products.

  Voxware was incorporated in Delaware in 1993. Its executive offices are located at 305 College Road East, Princeton, New Jersey 08540, and its telephone number is (609) 514-4100. Voxware's home page is located at www.voxware.com on the World Wide Web.

                                  THE OFFERING

Common Stock offered by the Company... 4,000,000 shares

                                       21,895,000 shares(1)
Common Stock to be outstanding after
 the offering....................

Use of proceeds....................... For general corporate purposes, including working capital and capital
                                       expenditures.

Proposed Nasdaq National Market        VOXW
 symbol...............................

                             SUMMARY FINANCIAL DATA

                                        PERIOD FROM
                                         INCEPTION
                                     (AUGUST 20, 1993)  YEAR ENDED JUNE 30,
                                        TO JUNE 30,    -----------------------
                                           1994           1995        1996
                                     ----------------- ----------  -----------
STATEMENT OF OPERATIONS DATA:
 Total revenues.....................     $    --       $      --   $ 1,607,038
 Gross profit.......................          --              --     1,561,624
 Total operating expenses...........      215,508       1,233,720    4,560,793
 Operating loss.....................     (215,508)     (1,233,720)  (2,999,169)
 Net loss...........................     (215,508)     (1,168,780)  (2,867,312)
 Pro forma net loss per share.......                               $     (0.16)
 Shares used in computing pro forma
  net loss per share(2).............                                17,583,980

                                                            JUNE 30, 1996
                                                     ---------------------------
                                                                    PRO FORMA
                                                     PRO FORMA(3) AS ADJUSTED(4)
                                                     ------------ --------------
BALANCE SHEET DATA:
 Cash and cash equivalents.......................... $ 3,836,836   $30,986,836
 Working capital....................................   3,887,338    31,037,338
 Total assets.......................................   5,336,453    32,486,453
 Stockholders' equity...............................   4,862,847    32,012,847

- --------
(1) Based on shares outstanding as of June 30, 1996. Excludes (i) 1,770,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at an exercise price of $0.75 per share, (ii) 2,522,300 shares of Common Stock issuable upon exercise of outstanding options and (iii) 2,197,700 shares reserved for future grants under the Company's 1994 Stock Option Plan. See "Management--1994 Stock Option Plan" and "Description of Securities--Warrants."
(2) See Note 1 of "Notes to Financial Statements" for an explanation of the determination of the number of shares and share equivalents used in computing the pro forma per share amount.
(3) Reflects the conversion of all the outstanding shares of the Company's Series A Preferred Stock into Common Stock upon the closing of this offering.
(4) Represents the pro forma data as adjusted to give effect to the sale of 4,000,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $7.50 per share (after deducting underwriting discounts and commissions and estimated offering expenses) and the application of the estimated net proceeds therefrom. See "Capitalization" and "Use of Proceeds."

  Voxware(TM), the Voxware logo, MetaVoice(TM), Telephony Network Toolkit(TM), TeleVox(TM), ToolVox(TM) and VoiceFonts(TM) are trademarks of Voxware, Inc. This Prospectus also contains trademarks and tradenames of other companies.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered in evaluating the Company and its business before purchasing the Common Stock hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT; EARLY STAGE OF DEVELOPMENT

  The Company was founded in August 1993 and commenced shipment of its initial products in July 1995. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. As of June 30, 1996, the Company had an accumulated deficit of $4,258,563. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving industries. To address these risks and achieve profitability and increased sales levels, the Company must, among other things, establish and increase market acceptance of its products, respond effectively to competitive pressures, introduce on a timely basis products incorporating its technologies and enhancements to its products and successfully market and support its products and enhancements. There can be no assurance that the Company will achieve or sustain significant sales or profitability in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

UNCERTAINTY OF PRODUCT ACCEPTANCE IN DEVELOPING MARKETS; NEW PRODUCT DEVELOPMENT RISKS

  The markets for the Company's products have only recently begun to develop, are rapidly evolving and are characterized by an increasing number of market entrants who have introduced or developed products for enhancing and facilitating the use of speech in new and existing applications, particularly for the Internet. In addition, the Company's products are new and based on novel technologies. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently introduced products are subject to a high level of uncertainty. Virtually all of the Company's products are based upon MetaVoice, its core speech compression technology. Broad acceptance of the Company's products by customers and end users is critical to the Company's success and ability to generate revenues. Acceptance of the Company's products will be highly dependent on the functionality and performance of the products and particularly on the success of the initial implementation of its products. In addition, the Company's products must be adapted in certain instances to meet the specific requirements of the customer hardware or software in which it is to be integrated. The adaptation process can be time consuming and costly to both the Company and its customers and the acceptance of the end product may depend, to a substantial extent, on the success of the adaptation. The Company is in the process of porting its technologies to different platforms to meet customer needs and, in certain of its license agreements, successful porting is a condition to the continuation of the agreement and the receipt of fees and royalties. There can be no assurance that the Company will be successful in obtaining market acceptance of its products. Failure to successfully port products to desired platforms for customers or to otherwise gain market acceptance of its products would have a material adverse effect on the Company's business, operating results and financial condition.

  Furthermore, products offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. Introduction by the Company of products with reliability, quality or compatibility problems could result in reduced revenues, uncollectible accounts receivable, delays in collecting accounts receivable and additional costs. There can be no assurance that, despite testing by the Company or by its customers, errors will not be found in the Company's products after commencement of commercial deployment, resulting in product redevelopment costs and loss of, or delay in, market acceptance. In addition, there can be no assurance that the Company will not experience significant product returns in the future. Any such event could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Products" and "-- Research and Product Development."

DEPENDENCE ON NETSCAPE

  The Company is substantially dependent on its relationship with Netscape to achieve widespread distribution and acceptance of its products and technologies. During the year ended June 30, 1996, Netscape accounted for 31% of the Company's revenues. Although the Company has entered into a software license agreement with Netscape (the "Netscape License Agreement") in which it has licensed certain of its products and technologies for use in Netscape's products, Netscape is not obligated to use the Company's products or technologies in Netscape's products and, therefore, there can be no assurance that Netscape will include the Company's products and technologies in its products in the future. Further, there can be no assurance that Netscape will not choose to use other speech processing technologies, available either from the Company's competitors or in the public domain, in its products. The Netscape License Agreement may be terminated by Netscape for any reason at any time prior to July 31, 1996 on 180 days notice and after July 31, 1996 on 90 days notice. In addition, Netscape has the right to terminate the Netscape License Agreement upon a material default by the Company of its material obligations under the Netscape License Agreement unless the default is remedied within 30 days after notice of the default. If Netscape terminates the Netscape license agreement or does not incorporate and distribute the Company's products and technologies in its own products, the Company's business, operating results and financial condition will be materially adversely affected. The success of the Company is dependent on Netscape's ability to continue to achieve widespread distribution and acceptance of Netscape's products in the Internet market. Any failure by Netscape to continue to achieve widespread distribution and acceptance of its products, or any material decrease in Netscape's market share in the Internet market, may have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Strategic Relationships and Licensees."

UNCERTAIN ADOPTION OF INTERNET AS A MEDIUM FOR VOICE COMMUNICATIONS

  The Company has targeted development of products and technologies for the Internet as a strategic focus. Critical issues concerning the commercial use of the Internet (including reliability, cost, security, ease of use and access and quality of service) remain unresolved and may impact the growth of Internet use. While the Company believes that its products potentially offer significant advantages for voice communication over the Internet, it is difficult to predict the future growth rate, if any, and size of this market. There can be no assurance that the markets for the Company's products will develop, that the Company's products will be adopted, or that personal computer users in business or at home will use the Internet for voice communication. In addition, the adoption of the Internet for telephony and teleconferencing will require the acceptance by users of a new way of conducting telephonic communications. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, the Company's business, operating results and financial condition will be materially adversely affected. See "Business--Industry Background."

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

  Significant annual and quarterly fluctuations in the Company's results of operations may be caused by, among other factors, the timing and structure of license agreements entered into with the Company's customers, the volume of sales and revenue of the Company's licensees from sales of products incorporating the Company's products and technologies, the mix of distribution channels used by the Company, the timing of new product announcements and releases by the Company and its competitors, and general economic conditions. There can be no assurance that the level of sales and gross profits, if any, achieved by the Company in any particular fiscal period will not be significantly lower than in other, including comparable, fiscal periods. The Company's expense levels are based, in part, on its expectations as to future revenues. As a result, if future revenues are below expectations, net income or loss may be disproportionately affected by a reduction in revenues as any corresponding reduction in expenses may not be proportionate to the reduction in revenues. As a result, the

Company believes that period-to-period comparisons of its results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABILITY TO MANAGE GROWTH

  The Company has been rapidly expanding and expects to continue to expand its management, research and development, testing, quality control, marketing, sales and customer service and support operations, as well as its financial and accounting controls, all of which has and is expected to continue to place a significant strain on the Company. The Company has grown from 12 employees at June 30, 1995 to 58 employees at June 30, 1996. Failure to integrate new personnel on a timely basis could have an adverse effect on the Company's operations. Furthermore, the expenses associated with expanding the Company's management team and hiring new employees have been and are being incurred prior to the generation of any significant revenues. If the Company's management is unable to manage growth effectively, the quality of the Company's products, its ability to retain key personnel and its business, operating results and financial condition could be materially adversely affected.

RELIANCE ON THIRD PARTIES TO GENERATE RECURRING REVENUES

  The Company's products are licensed primarily to software, computing and communications companies which incorporate the Company's products and technologies into their products. The Company's revenues derived from these licensing arrangements will be based in large part upon the sale of these products. The success of the Company will therefore be dependent to a substantial degree on the efforts of these third parties in developing and marketing products incorporating the Company's products and technologies. The Company has entered into approximately 15 license agreements through June 30, 1996 which provide for recurring payments. Although the Company's revenues for the year ended June 30, 1996 include a significant amount of recurring revenue from these agreements, to date the Company has not received any royalty fees based upon sales of its licensees' products. There can be no assurance that any product incorporating the Company's products and technologies will be marketed successfully by the Company's licensees. In addition, none of the Company's licensees are contractually obligated to use the Company's products. Furthermore, licensees of the Company may develop their own speech processing products or technologies that compete with the Company's products and technologies. There can be no assurance that these licensees will not replace the Company's products with, or give higher priority to the sales of these competitive products or technologies. See "Business--Competition."

HIGHLY COMPETITIVE INDUSTRY

  The market for voice processing software products and services is intensely competitive. The Company expects competition to persist, intensify and increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. The Company's competition for voice processing products is primarily emerging from two sources: developers of speech compression algorithms and developers of software applications that incorporate speech. Direct competitors include DSP Group, Inc., Lernout & Hauspie Speech Products N.V. and Lucent Technologies Inc. in the speech coding market and Electric Magic Co., FreeTel Communications, Inc., Macromedia, Inc., Netspeak Corp., PGP Inc., Progressive Networks, Inc., Quarterdeck Corporation, Third Planet Publishing Inc., VocalTec, Ltd. and Xing Technology Corporation in the Internet applications market. Several of these companies are developing new products or enhancing existing products specifically to operate in low bandwidth environments. Companies that have developed low bit rate parametric speech compression technologies but do not currently compete with the Company directly include Texas Instruments, Incorporated and Digital Voice Services, Inc. The competition in the market for Internet telephony products, in particular, is intense. Many companies, including for example Intel, distribute free Internet telephony applications offering basic functionality. The availability of such free Internet telephony applications may increase pricing pressure on such applications, including the Company's TeleVox products. In addition to the Company's current competitors, the Company expects other established companies, including large software companies, such as Microsoft, and telecommunications companies, such as interexchange carriers (for example, AT&T Corp. and MCI Telecommunications), regional Bell operating companies and cable companies, to compete in the markets for speech compression technologies and digital speech applications, including Internet telephony. The ability of certain of the Company's competitors to bundle other services and products with voice products could put the Company at a competitive disadvantage.

NECESSITY TO DEVELOP AND INTRODUCE NEW AND ENHANCED PRODUCTS; RISKS OF RAPID TECHNOLOGICAL CHANGE

  The markets for the Company's products are characterized by rapidly changing technology. The introduction of products incorporating new technologies could render the Company's products obsolete and unmarketable and could exert price pressures on existing products. Further, the markets for the Company's products and, in particular, the market for voice and multimedia over the Internet, are characterized by evolving industry standards and specifications. As new standards or specifications are adopted, the Company may be required to devote substantial time and expense in order to adapt its products. The Company's ability to anticipate changes in technology and industry standards and successfully develop and introduce new and enhanced products, as well as additional applications for existing products, in each case in a cost effective and timely manner, will be a critical factor in the Company's ability to grow and be competitive. There can be no assurance that the Company will successfully develop new or enhanced products, that any new or enhanced products will achieve market acceptance, that the Company will be able to adapt its products to comply with new standards or specifications, or that the introduction of new products or technologies by others will not render the Company's products obsolete. See "Business--Products" and "--Research and Product Development."

  The Company's technology and products have been developed and optimized to operate in environments with low point-to-point bandwidth such as the Internet. Current and potential Internet service providers ("ISPs"), including telecommunications companies, cable companies, traditional ISPs and others, are seeking to substantially increase the bandwidth of Internet access connections and network infrastructure. Companies building network infrastructure in other markets, such as wireless communications, are also seeking to substantially increase available bandwidth. As the bandwidth of the Internet and other communications networks increases, demand for the Company's technologies and products may decrease substantially, which could have a material adverse effect on the Company's business, operating results and financial condition.

RISK OF GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

  In the United States, there are currently few laws or regulations directly applicable to communications and speech on the Internet or to access to, or commerce on, the Internet generally. However, changes in the regulatory environment, particularly in regulations relating to the telecommunications industry, could have an adverse effect on the Company's business. Increased acceptance of speech communications over the Internet could result in intervention by governmental regulatory agencies in the United States or elsewhere in the world under existing or newly enacted legislation and in the imposition of fees or charges on users and providers of products and services in this area. There can be no assurance that government intervention or imposition of fees or charges would not have a material adverse impact upon the acceptance of and growth in the market for Internet voice communications. Additionally, legislative proposals from international, federal and state government bodies could impose additional regulations and obligations upon online service providers. The growing popularity and use of the Internet has generally led to increased public awareness and could lead to increased pressure on legislatures to impose regulations and fees. For example, several states and municipalities have imposed taxes on Internet access services.

  A Petition for Declaratory Ruling, Special Relief and Institution of a Rulemaking (the "Petition") was filed by America's Carriers Telecommunications Association with the Federal Communications Commission (the "FCC"). The Petition alleges that providers of Internet telephone software are operating as telecommunications carriers and, as such, should be subject to the FCC regulatory framework applicable to traditional telecommunications companies. The Petition seeks a declaratory ruling establishing the FCC's authority over interstate and international communications using the Internet and an order directing that persons providing

Internet phone software comply with the regulatory requirements of The Communication Act of 1934. Finally, the Petition urges the FCC to initiate a rulemaking proceeding to consider rules governing the use of the Internet for the provision of telecommunications services. The FCC issued a public notice seeking comments with respect to the Petition. There can be no assurance that, given the substantial investment by telecommunications providers in traditional telephony infrastructure and services, these providers will not pursue other avenues to regulate, restrict or increase the cost of Internet telephony and other applications of voice on the Internet. The Company cannot predict the likelihood that any future legislation will be enacted or that the FCC or any other regulatory agency will not issue regulations directly affecting the Company's business. There can be no assurance that any such future regulations will not have a material adverse effect upon the Company's business, operating results and financial condition.

RISKS OF INTERNET DISTRIBUTION

  The Company distributes products through, among other channels, the Internet. Distributing the Company's products through the Internet makes the Company's software products more susceptible to unauthorized copying and use than distribution through conventional means. The Company has allowed, and currently intends to continue to allow, potential customers to electronically download basic versions of its software for free over the Internet, in order for them to become familiar with the Company's products and subsequently order enhanced and other existing or future products. There can be no assurance that, upon receiving orders for its enhanced products, the Company will be able to collect payment from users that retain a copy of the Company's enhanced and other existing or future products.

DEPENDENCE ON KEY PERSONNEL

  The Company's performance is substantially dependent on the performance of its executive officers and key employees, particularly Michael Goldstein, the Company's President and Chief Executive Officer, and J. Gerard Aguilar, the Company's Vice President, Research and Development. Given the Company's early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel, especially its management and skilled development teams. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future success also depends on its continuing ability to attract and retain additional highly qualified technical personnel, in particular, speech coding personnel. Competition for qualified personnel is intense and there can be no assurance that the Company will be able to attract, assimilate or retain qualified personnel in the future. The inability to attract and retain the necessary technical and other personnel could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Research and Product Development" and "--Employees" and "Management."

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

  The Company's success will depend in part on its ability to obtain patent protection for its products, preserve its trade secrets and operate without infringing the proprietary rights of other parties. There can be no assurance that patent applications to which the Company holds rights will result in the issuance of patents, or that any issued patents will provide commercially significant protection to the Company's technology and products. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information not covered by patents to which the Company owns rights or obtain access to the Company's know-how, or that others will not claim to have or will not be issued patents which may prevent the sale of one or more of the Company's products. In particular, Elk Industries, Inc. ("Elk Industries") has asserted in two letters to Voxware that Voxware's "Internet-based streaming audio systems" infringe U.S. Patent No. 4,124,773 owned by Elk Industries, and Elk Industries has offered Voxware the opportunity to purchase a license. The Company does not believe that its products infringe Elk Industries' patent because its technology is distinct from and dissimilar to the claims contained in Elk Industries' patent. Litigation, which could be costly and time consuming, may be necessary to determine the scope and validity of others' proprietary rights, including Elk Industries', or to enforce any patents issued to the Company, in either case, in judicial or administrative proceedings. An adverse outcome could subject the Company to significant liabilities to third parties, require the Company to obtain licenses from third parties or require the Company to cease any related research and development activities or product sales. There can be no assurance that a license from Elk Industries or any licenses required under any other third-party patents or proprietary rights would be made available on acceptable terms, if at all. In addition, the laws of certain countries may not protect the Company's intellectual property.

  The software market has traditionally experienced widespread unauthorized reproduction of products in violation of manufacturers' intellectual property rights. Such activity is difficult to detect and legal proceedings to enforce manufacturers' intellectual property rights are often burdensome and involve a high degree of uncertainty and costs. The Company's success is also dependent upon unpatented trade secrets which are difficult to protect. To help protect its rights, the Company requires employees and consultants to enter into confidentiality agreements that prohibit disclosure of the Company's proprietary information and require the assignment to the Company of their ideas, developments, discoveries and inventions. There can be no assurance that these agreements will provide adequate protection for the Company's trade secrets, know-how, or other proprietary information in the event of any unauthorized use or disclosures. See "Business--Patents and Proprietary Information."

CONCENTRATION OF STOCK OWNERSHIP

  Upon completion of this offering, the present directors, executive officers and their respective affiliates will beneficially own approximately 49.2% of the Common Stock. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

CERTAIN ANTI-TAKEOVER PROVISIONS

  After this offering, the Board of Directors will have the authority to issue up to 10,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. In addition, subject to, and upon the consummation of, the offering, the Company's Certificate of Incorporation will be amended to provide that directors of the Company shall be divided into three classes. Furthermore, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The previously described amendment to the Certificate of Incorporation and Delaware General Corporation Law provision could deter, or make difficult, a merger or other acquisition of the Company. See "Description of Securities--Preferred Stock" and "--Delaware Anti-Takeover Law and Charter Provisions."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. The initial public offering price will be determined by negotiation between the Company and the Representatives of the Underwriters based upon several factors. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to quarterly variations in operating results, losses of significant customers, announcements of technological innovations or new products by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors, including the risk factors described herein. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, operating results and financial condition. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of the Company's Common Stock could have the effect of depressing the prevailing market price of its Common Stock. Upon completion of this offering, the Company will have a total of 21,895,000 shares of Common Stock outstanding, assuming no exercise of stock options or warrants after June 30, 1996. The Company believes that substantially all of the warrants to purchase 1,770,000 shares of Common Stock outstanding as of June 30, 1996 will be exercised prior to or promptly following the closing of this offering. Of the 21,895,000 shares outstanding, the 4,000,000 shares of Common Stock offered hereby will be freely tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 17,895,000 shares of Common Stock outstanding are "restricted shares" as that term is defined by Rule 144 as promulgated under the Securities Act. None of these 17,895,000 shares will be immediately saleable in the public market following the date of this Prospectus. Beginning 180 days after the date of this Prospectus (or earlier with the written consent of Montgomery Securities, on behalf of the Underwriters), 17,731,000 shares of Common Stock will become eligible for sale upon the expiration of lock-up agreements between the Underwriters and the holders of such shares, subject to compliance with Rule 144 or Rule 701 of the Securities Act. See "Shares Eligible for Future Sale."

  As of June 30, 1996, options to purchase a total of 2,522,300 shares of Common Stock were outstanding and there were 2,197,700 shares of Common Stock available for future option grants under the Company's 1994 Stock Option Plan. 1,835,000 of the shares issuable pursuant to outstanding options are subject to lock-up restrictions for a period of 180 days as described above. In addition, the Company has warrants outstanding as of June 30, 1996 to purchase an aggregate of 1,770,000 shares of Common Stock for $0.75 per share, of which 1,735,000 shares are subject to the lock-up restrictions for a period of 180 days as described above. See "Management--1994 Stock Option Plan," "Description of Securities--Warrants," "Underwriting" and "Note 4 of "Notes to Financial Statements."'

MANAGEMENT DISCRETION IN APPLICATION OF PROCEEDS

  The Company has not designated any specific use for the net proceeds from the sale by the Company of Common Stock, offered hereby. Rather, the Company intends to use the net proceeds primarily for general corporate purposes, including working capital and potential acquisitions and strategic investments. See "Use of Proceeds."

BENEFITS OF OFFERING TO PRINCIPAL STOCKHOLDERS

  The Company's principal stockholders will benefit from this offering as a result of the creation of a public market for the shares of Common Stock beneficially owned by them. The Company's principal stockholders currently own 11,218,000 shares of Common Stock for which they paid an aggregate of approximately $6.126 million, or an average of $0.55 per share. These shares would have a value of $84.135 million at the initial public offering price of $7.50 per share for an aggregate unrealized gain of approximately $78.0 million. All of the Company's principal stockholders have agreed not to sell shares of Common Stock in connection with this offering, including in the over-allotment option. All of these principal stockholders have agreed not to offer to sell, sell or otherwise dispose of any shares of Common Stock prior to the expiration of 180 days from the date of this Prospectus without the consent of the Underwriters. Thereafter, approximately 5,158,000 shares held by such stockholders, with an aggregate value of $38.685 million at the initial public offering price of $7.50 per share, will be available for sale in the public market subject to compliance with Rule 144 under the Securities Act. See "Dilution," "Principal Stockholders" and "Shares Eligible for Future Sale."

DILUTION

  Purchasers of the Common Stock offered hereby will suffer an immediate and substantial dilution, in the amount of $6.04 per share, in the pro forma as adjusted net tangible book value per share as of June 30, 1996, from the initial public offering price. To the extent outstanding options and warrants to purchase Common Stock are exercised, there will be further dilution. See "Dilution."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of 4,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.50 per share hereby are estimated to be $27,150,000 after deducting the estimated underwriting discount and estimated offering expenses. The Company currently anticipates that its available cash resources combined with the net proceeds of the offering and funds from operations will be sufficient to meet its working capital and capital expenditure requirements for at least the next 18 months.

  The principal purposes of the offering are to increase the Company's equity capital, to create a public market for the Company's Common Stock, to facilitate future access by the Company to public equity markets and to enhance the ability of the Company to use its Common Stock as a means of attracting and retaining key employees.

  The Company currently intends to use the net proceeds of this offering for working capital and other general corporate purposes, including expanding its sales and marketing operations and funding greater levels of research and product development and capital expenditure. Furthermore, from time to time the Company expects to evaluate possible acquisitions of or investments in businesses, products and technologies that are complementary to those of the Company, for which a portion of the net proceeds from this offering may be used. While the Company engages from time to time in discussions with respect to potential investments or acquisitions, the Company has no plans, commitments, or agreements with respect to any such investments or acquisitions. Pending the foregoing uses, the Company intends to invest the net proceeds of this offering in investment grade, interest-bearing instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has not paid any cash or stock dividends and does not expect to declare or pay any cash or stock dividends in the foreseeable future, but instead intends to retain all earnings, if any, to invest in the Company's operations. The payment of future dividends is within the discretion of the Board of Directors and will depend upon the Company's future earnings, if any, its capital requirements, financial condition and other relevant factors.

                                CAPITALIZATION

  The following table sets forth as of June 30, 1996 (i) the actual capitalization of the Company; (ii) the pro forma capitalization after giving effect to the automatic conversion of all outstanding shares of the Company's Series A Preferred Stock into Common Stock upon the closing of this offering; and (iii) the pro forma capitalization as adjusted to give effect to the sale of 4,000,000 shares of Common Stock offered by the Company (at an assumed initial public offering price of $7.50 per share and after deducting the underwriting discount and estimated offering expenses) and the application of the net proceeds therefrom. The table should be read in conjunction with the financial statements and the related notes appearing elsewhere in this Prospectus.

                                                    JUNE 30, 1996
                                         -------------------------------------
                                                                    PRO FORMA
                                           ACTUAL      PRO FORMA   AS ADJUSTED
                                         -----------  -----------  -----------
Redeemable Series A Convertible Pre-
 ferred Stock........................... $ 5,938,325  $       --   $       --
                                         -----------  -----------  -----------
Stockholders' equity (deficit):
  Preferred Stock, $.001 par value,
   10,000,000 shares authorized;
   6,000,000 Redeemable Series A
   Convertible shares (actual); no
   shares (pro forma); no shares (pro
   forma as adjusted) issued and
   outstanding..........................         --           --           --
  Common Stock, $.001 par value,
   40,000,000 shares authorized;
   11,895,000 shares (actual);
   17,895,000 shares (pro forma);
   21,895,000 shares (pro forma as
   adjusted) issued and outstanding(1)..      11,895       17,895       21,895
  Additional paid-in capital............   3,171,190    9,103,515   36,249,515
  Accumulated deficit...................  (4,258,563)  (4,258,563)  (4,258,563)
                                         -----------  -----------  -----------
    Total stockholders' equity (defi-
     cit)...............................  (1,075,478)   4,862,847   32,012,847
                                         -----------  -----------  -----------
      Total capitalization.............. $ 4,862,847  $ 4,862,847  $32,012,847
                                         ===========  ===========  ===========

- --------
(1) Based on shares outstanding as of June 30, 1996. Excludes (i) 1,770,000 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants at an exercise price of $0.75 per share, (ii) 2,522,300 shares of Common Stock issuable upon exercise of outstanding stock options and (iii) 2,197,700 shares reserved for future grants under the Company's 1994 Stock Option Plan. The weighted average exercise price of all outstanding options is $1.33 per share.

                                   DILUTION

  At June 30, 1996, the pro forma net tangible book value of the Common Stock was $4,862,847 or $0.27 per share after giving effect to the automatic conversion of the Company's Series A Preferred Stock into Common Stock upon the closing of this offering. Pro forma net tangible book value per share is equal to the Company's total tangible assets less total liabilities divided by the total number of shares of Common Stock outstanding on a pro forma basis. After giving effect to the sale of the 4,000,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $7.50 per share and after deducting the underwriting discount and estimated offering expenses) and the application of the estimated net proceeds therefrom, the pro forma as adjusted net tangible book value of the Common Stock at June 30, 1996 would have been $32,012,847, or $1.46 per share. This represents an immediate increase in the pro forma net tangible book value of $1.19 per share to existing stockholders and an immediate dilution of $6.04 per share to purchasers in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price..............................       $7.50
  Pro forma net tangible book value before the offering............ $0.27
  Increase per share attributable to new investors.................  1.19
                                                                    -----
Pro forma as adjusted net tangible book value per share after the
 offering..........................................................        1.46
                                                                          -----
Dilution per share to new investors(1).............................       $6.04
                                                                          =====

  The following table summarizes, on a pro forma basis as of June 30, 1996, the number of shares of Common Stock purchased from the Company, the total cash consideration paid to the Company and the average price per share paid by existing stockholders and by new investors in this offering based on an assumed initial public offering price of $7.50 per share.

                                                                        AVERAGE
                                  SHARES PURCHASED  TOTAL CONSIDERATION  PRICE
                                 ------------------ -------------------   PER
                                   NUMBER   PERCENT   AMOUNT    PERCENT  SHARE
                                 ---------- ------- ----------- ------- -------
Existing stockholders(2)........ 17,895,000   81.7% $ 9,121,410   23.3%  $0.51
New investors...................  4,000,000   18.3   30,000,000   76.7    7.50
                                 ----------  -----  -----------  -----
  Total......................... 21,895,000  100.0% $39,121,410  100.0%
                                 ==========  =====  ===========  =====

- --------
(1) If all exercisable options and warrants to purchase Common Stock outstanding as of June 30, 1996 with exercise prices less than the assumed initial public offering price of $7.50 per share were to be exercised, the pro forma net tangible book value per share after this offering would be $34,185,936 and dilution per share to new investors in this offering would be $6.12.
(2) Includes 6,000,000 shares of Common Stock issuable upon conversion of outstanding shares of the Company's Series A Preferred Stock which will be converted upon the closing of this offering.

                            SELECTED FINANCIAL DATA

  The selected statement of operations data for the period from Inception (August 20, 1993) to June 30, 1994 and the two years ended June 30, 1996 and the selected balance sheet data as of June 30, 1995 and 1996 have been derived from the financial statements of the Company, which have been audited by Arthur Andersen LLP, independent public accountants, included elsewhere in this Prospectus. The selected balance sheet data as of June 30, 1994 has been derived from the Company's audited financial statements not included herein. The selected statement of operations data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in the Prospectus.

                                       PERIOD FROM
                                        INCEPTION
                                    (AUGUST 20, 1993)   YEAR ENDED JUNE 30,
                                       TO JUNE 30,    ------------------------
                                          1994           1995         1996
                                    ----------------- -----------  -----------
STATEMENT OF OPERATIONS DATA:
 Revenues:
   Product revenues................     $     --      $       --   $ 1,494,075
   Service revenues................           --              --       112,963
                                        ---------     -----------  -----------
      Total revenues...............           --              --     1,607,038
                                        ---------     -----------  -----------
 Cost of revenues:
   Cost of product revenues........           --              --        17,285
   Cost of service revenues........           --              --        28,129
                                        ---------     -----------  -----------
      Total cost of revenues.......           --              --        45,414
                                        ---------     -----------  -----------
      Gross profit.................           --              --     1,561,624
                                        ---------     -----------  -----------
 Operating expenses:
   Research and development........        93,372         536,581    2,496,717
   Sales and marketing.............         9,158         331,728    1,084,280
   General and administrative......       112,978         365,411      979,796
                                        ---------     -----------  -----------
      Total operating expenses.....       215,508       1,233,720    4,560,793
                                        ---------     -----------  -----------
      Operating loss...............      (215,508)     (1,233,720)  (2,999,169)
 Interest income...................           --           64,940      131,857
                                        ---------     -----------  -----------
 Net loss..........................     $(215,508)    $(1,168,780) $(2,867,312)
                                        =========     ===========  ===========
 Pro forma net loss per share......                                $     (0.16)
                                                                   ===========
 Shares used in computing pro forma
  net loss per share(1)............                                 17,583,980
                                                                   ===========

                                                     JUNE 30,
                                     ------------------------------------------
                                                                 1996
                                                         ----------------------
                                                                        PRO
                                       1994      1995      ACTUAL     FORMA(2)
                                     -------- ---------- ----------  ----------
BALANCE SHEET DATA:
 Cash and cash equivalents.......... $307,297 $1,523,054 $3,836,836  $3,836,836
 Working capital....................  254,828  1,417,964  3,887,338   3,887,338
 Total assets.......................  358,700  1,666,827  5,336,453   5,336,453
 Redeemable Series A Convertible
  Preferred Stock...................      --         --   5,938,325         --
 Stockholders' equity (deficit).....  306,231  1,556,297 (1,075,478)  4,862,847

- --------
(1) See Note 1 of "Notes to Financial Statements" for an explanation of the determination of the number of shares and share equivalents used in computing the pro forma per share amount.
(2) Reflects the conversion of all the outstanding shares of the Company's Series A Preferred Stock into Common Stock upon the closing of this offering.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  From Inception (August 20, 1993) to June 30, 1995, the Company's operating activities related primarily to performing research and development, recruiting personnel, raising capital and purchasing operating assets. The Company commenced product releases in July 1995 and, for accounting purposes, emerged from development stage commencing in July 1995. Since Inception, the Company has raised an aggregate of $8,838,440, net of offering costs, through private placements.

  The Company generates revenues from two sources: fees from product licenses and fees for services provided. Product revenues account for a majority of the Company's revenues. The Company's products are licensed primarily to software, computing and communications companies who incorporate the Company's products and technologies into their products. The Company generally negotiates contract terms with customers on a case by case basis, with arrangements that have historically included a combination of initial license fees, annual license fees or royalties. The Company expects a significant portion of its future revenues to be in the form of royalties or other recurring payments based on the sale by licensees of products that incorporate the Company's products. To date, the Company has entered into approximately 18 license agreements which provide for recurring payments. It is the intention of the Company to continue to pursue license opportunities that include a recurring revenue component. Service revenues consist of customer support and engineering fees. Customer support services include providing updates and technical support to licensees of the Company's products. Engineering services include providing technical resources to support customer specific development efforts or porting the Company's technologies to specific customer platforms.

  Software product revenues are generally recognized upon shipment, provided that there are no significant post-delivery obligations and that payment is due within one year. If an acceptance period is required, revenues are recognized upon customer acceptance. Royalty revenues are recognized in the period of customer shipment. To date, no royalty revenues have been recognized. Customer support revenues, including amounts bundled with license fees, are recognized over the term of the support period, which is typically one year. Engineering fees are recognized upon customer acceptance or over the period in which services are provided if customer acceptance is not required. All research and development costs expended to date for development of new software products and enhancements to existing software products have been expensed as incurred. As a result, cost of product revenues do not include amortization of capitalized software development costs. See Note 1 of "Notes to Financial Statements."

  The Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. As of June 30, 1996, the Company had an accumulated deficit of $4,258,563. Although the Company has experienced revenue growth in recent periods, the limited operating history of the Company makes the prediction of future results of operations impossible and, therefore, the Company's recent revenue growth should not be taken as indicative of the rate of revenue growth, if any, that can be expected in the future. In addition, the Company's operating results may fluctuate significantly in the future as a result of a variety of factors, including the level of usage of the Internet, the budgeting cycles of potential customers, the volume of, and revenues derived from, sales of products by the Company's licensees that incorporate the Company's products, the amount and timing of capital expenditures and other costs relating to the expansion of the Company's operations, the introduction of new products or services by the Company or its competitors, pricing changes in the industry, technical difficulties with respect to the use of products developed by the Company and general economic conditions. See "Risk Factors--Limited Operating History; Accumulated Deficit; Early Stage of Development," "--Dependence on Netscape," "--Uncertain Adoption of Internet as a Medium for Voice Communications," "-- Potential Fluctuations in Operating Results," "--Highly Competitive Industry," "--Risks of Internet Distribution" and "--Reliance on Third Parties to Generate Recurring Revenues."

PERIOD TO PERIOD COMPARISONS

  The following table presents selected financial information for the periods indicated. This information has been derived from the Company's unaudited financial statements which, in the opinion of management, reflect all adjustments necessary to fairly present this information when read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. The results of operations for any period are not necessarily indicative of the results to be expected for any future period.

                            PERIOD FROM
                             INCEPTION                            THREE MONTHS ENDED
                         (AUGUST 20, 1993) -----------------------------------------------------------------
                         TO JUNE 30, 1995  SEPTEMBER 30, 1995 DECEMBER 31, 1995 MARCH 31, 1996 JUNE 30, 1996
                         ----------------- ------------------ ----------------- -------------- -------------
STATEMENT OF OPERATIONS
 DATA:
 Revenues:
  Product revenues......    $       --         $  92,616          $ 107,705       $ 503,761     $   789,993
  Service revenues......            --                91                681           2,335         109,856
                            -----------        ---------          ---------       ---------     -----------
   Total revenues.......            --            92,707            108,386         506,096         899,849
                            -----------        ---------          ---------       ---------     -----------
 Cost of Revenues:
  Cost of product reve-
   nues.................            --             3,109              3,109           3,397           7,670
  Cost of service reve-
   nues.................            --             1,655              3,310           4,508          18,656
                            -----------        ---------          ---------       ---------     -----------
   Total cost of reve-
    nues................            --             4,764              6,419           7,905          26,326
                            -----------        ---------          ---------       ---------     -----------
   Gross profit.........            --            87,943            101,967         498,191         873,523
                            -----------        ---------          ---------       ---------     -----------
 Operating Expenses:
  Research and develop-
   ment.................        629,953          248,749            324,140         630,184       1,293,644
  Sales and marketing...        340,886          107,449            198,801         331,489         446,541
  General and adminis-
   trative..............        478,389           74,205            165,496         298,014         442,081
                            -----------        ---------          ---------       ---------     -----------
   Total operating
    expenses............      1,449,228          430,403            688,437       1,259,687       2,182,266
                            -----------        ---------          ---------       ---------     -----------
   Operating loss.......     (1,449,228)        (342,460)          (586,470)       (761,496)     (1,308,743)
 Interest income........         64,940           17,330             16,342          50,782          47,403
                            -----------        ---------          ---------       ---------     -----------
 Net loss...............    $(1,384,288)       $(325,130)         $(570,128)      $(710,714)    $(1,261,340)
                            ===========        =========          =========       =========     ===========

                                                THREE MONTHS ENDED
                         -----------------------------------------------------------------
                         SEPTEMBER 30, 1995 DECEMBER 31, 1995 MARCH 31, 1996 JUNE 30, 1996
                         ------------------ ----------------- -------------- -------------
AS A PERCENTAGE OF
 REVENUES:
 Revenues:
  Product revenues......         100%               99%              99%           88%
  Service revenues......         --                  1                1            12
                                ----              ----             ----          ----
   Total revenues.......         100               100              100           100
                                ----              ----             ----          ----
 Cost of Revenues:
  Cost of product reve-
   nues.................           3                 3                1             1
  Cost of service reve-
   nues.................           2                 3                1             2
                                ----              ----             ----          ----
   Total cost of reve-
    nues................           5                 6                2             3
                                ----              ----             ----          ----
   Gross profit.........          95                94               98            97
                                ----              ----             ----          ----
 Operating Expenses:
  Research and develop-
   ment.................         268               299              124           143
  Sales and marketing...         116               183               65            50
  General and adminis-
   trative..............          80               153               59            49
                                ----              ----             ----          ----
   Total operating ex-
    penses..............         464               635              248           242
                                ----              ----             ----          ----
   Operating loss.......        (369)             (541)            (150)         (145)
 Interest income........          18                15               10             5
                                ----              ----             ----          ----
 Net loss...............        (351)%            (526)%           (140)%        (140)%
                                ====              ====             ====          ====

RESULTS OF OPERATIONS

 Revenues

  The Company had no revenues during the period from Inception to June 30, 1995. Total revenues for the year ended June 30, 1996 were $1,607,038, consisting of $92,707, $108,386, $506,096 and $899,849 for the quarters ended September 30, 1995, December 31, 1995, March 31, 1996 and June 30, 1996,
respectively. The quarter ended September 30, 1995 was the first full quarter in which the Company's products and services were made commercially available. The Company's largest customer accounted for 31% of total revenues in the year ended June 30, 1996. Revenues increased each quarter from the quarter ended September 30, 1995 through the quarter ended June 30, 1996 as the Company entered into license agreements providing customers with the right to use the Company's products and related services.

  Product revenues accounted for 93% of total revenues in the year ended June 30, 1996, consisting of $92,616, $107,705, $503,761 and $789,993 for the
quarters ended September 30, 1995, December 31, 1995, March 31, 1996 and June 30, 1996, respectively. Product revenues increased each quarter from the quarter ended September 30, 1995 through the quarter ended June 30, 1996 primarily due to the increased volume of licenses of the Company's products to new customers.

  Service revenues accounted for 7% of total revenues in the year ended June 30, 1996, consisting of $91, $681, $2,335 and $109,856 for the quarters ended September 30, 1995, December 31, 1995, March 31, 1996 and June 30, 1996,
respectively. Services revenues were primarily attributable to customer support and fees for engineering services.

 Cost of Revenues

  Cost of product revenues consists primarily of the cost of product media and duplication, manuals and packaging materials. Cost of product revenues was $17,285 in the year ended June 30, 1996, consisting of $3,109, $3,109, $3,397 and $7,670 for the quarters ended September 30, 1995, December 31, 1995, March 31, 1996 and June 30, 1996, respectively. For the year ended June 30, 1996, cost of product revenues was 1% of product revenues.

  Cost of service revenues consists primarily of the expenses associated with the staffing of a customer support group and engineering services, which consist primarily of employee compensation and equipment depreciation. Cost of service revenues was $28,129 in the year ended June 30, 1996, consisting of $1,655, $3,310, $4,508 and $18,656 for the quarters ended September 30, 1995,
December 31, 1995, March 31, 1996 and June 30, 1996, respectively. For the year ended June 30, 1996, cost of service revenues was 25% of service revenues. The dollar increase in cost of service revenues from the quarter ended September 30, 1995 to the quarter ended June 30, 1996 was primarily attributable to increased staffing of the Company's customer support and engineering groups.

 Operating Expenses

  The Company's operating expenses have increased significantly since Inception. This trend reflects the costs associated with the development of infrastructure, rapid growth and increased efforts to commercialize the Company's products and services. The Company believes that continued expansion of its operations is essential to enhance the Company's products and services and distribute them in targeted markets and expand the Company's installed user base. As a consequence, the Company intends to continue to increase expenditures in all operating areas.

  Research and development expenses primarily consist of employee compensation and equipment depreciation. Research and development expenses were $629,953 for the period from Inception to June 30, 1995 and $2,496,717 for the year ended June 30, 1996, consisting of $248,749, $324,140, $630,184 and $1,293,644 for the quarters ended September 30, 1995, December 31, 1995, March 31, 1996 and June 30, 1996, respectively.

The dollar increase in research and development expenses for the period from Inception to June 30, 1995 compared to the year ended June 30, 1996 and from quarter to quarter in fiscal 1996 was primarily due to increasing the research and development staff from 6 at June 30, 1995 to 33 at June 30, 1996 and the costs associated with developing and enhancing the functionality of the Company's family of products. All research and development costs have been expensed as incurred. The Company believes that significant investments in research and development are required to establish and maintain competitive advantage. As a consequence, the Company intends to increase the absolute dollar level of research and development expenditures in future periods.

  Sales and marketing expenses consist primarily of employee compensation (including direct sales commissions), travel expenses, trade shows and costs of promotional materials. Sales and marketing expenses were $340,886 for the period from Inception to June 30, 1995 and $1,084,280 for the year ended June 30, 1996, consisting of $107,449, $198,801, $331,489 and $446,541 for the
quarters ended September 30, 1995, December 31, 1995, March 31, 1996 and June 30, 1996, respectively. The dollar increase in sales and marketing expenses for the period from Inception to June 30, 1995 compared to the year ended June 30, 1996 and from quarter to quarter in fiscal 1996 was primarily due to the creation and expansion of the Company's direct sales force from 3 at June 30, 1995 to 8 at June 30, 1996 and increased expenses associated with the promotion and marketing of the Company's products and services. The Company intends to continue to intensify and expand its direct and tele-sales efforts and, as a result, intends to increase the absolute dollar level of sales and marketing expenses in future periods.

  General and administrative expenses consist primarily of employee compensation and fees for insurance, rent, office expenses and professional services. General and administrative expenses were $478,389 for the period from Inception to June 30, 1995 and $979,796 for the year ended June 30, 1996, consisting of $74,205, $165,496, $298,014 and $442,081 for the quarters ended September 30, 1995, December 31, 1995, March 31, 1996 and June 30, 1996,
respectively. The Company intends to increase the absolute dollar level of general and administrative expenses in future periods.

 Income Taxes

  As of June 30, 1996, the Company had approximately $3,500,000 of federal net operating loss carryforwards which will begin to expire in 2009 if not utilized. Under the Tax Reform Act of 1986, the amounts of and the benefits from net operating loss carryforwards may be impaired in certain circumstances. Events which may cause such limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three year period. As of June 30, 1996, the effect of any limitation, if imposed, is not expected to be material. As of June 30, 1996, the Company has provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding realizability of these deferred assets, primarily as a result of considering such factors as the Company's limited operating history, the volatility of the market in which it competes, the operating losses incurred to date and the operating losses anticipated in future periods. See Note 5 of "Notes to Financial Statements."

LIQUIDITY AND CAPITAL RESOURCES

  As of June 30, 1996, the Company had $3,836,836 in cash and cash equivalents. Since Inception, the Company has primarily financed its operations through the sale of equity securities. Cash of $1,268,152 and $3,273,714 was used to fund operations for the period from Inception to June 30, 1995 and the year ended June 30, 1996, respectively. For the period from Inception to June 30, 1995 and the year ended June 30, 1996, cash used in investing activities was $149,379 and $586,366, respectively, and was primarily related to purchases of office equipment. For the period from Inception to June 30, 1995, cash provided by financing activities of $2,940,585 was primarily attributable to two separate private placements of equity securities. For the year ended June 30, 1996, cash provided by financing activities of $6,173,862 was primarily attributable to the sale of Series A Preferred Stock. All Series A Preferred Stock will convert into Common Stock upon the closing of the offering.

  The Company has no material commitments other than those under normal building and equipment operating leases. The Company anticipates a substantial increase in its capital expenditures and operating lease arrangements in the year ending June 30, 1997 consistent with its anticipated growth. The Company anticipates major capital expenditures in the year ending June 30, 1997 primarily for additions to the Company's internal networking and computing infrastructure. The Company believes that the net proceeds from this offering and current cash balances will be sufficient to fund its working capital and capital expenditures requirements, exclusive of cash required for possible acquisitions of or investments in businesses, products and technologies, for at least the next 18 months. For a discussion of factors that could cause actual results to vary from this forward-looking statement, see "Risk Factors."

EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

  In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") which established financial accounting and reporting standards for stock based employee compensation plans. Companies are encouraged, rather than required, to adopt a new method that accounts for stock compensation awards based on their fair value using an option pricing model. Companies that do not adopt this new standard will have to make pro forma disclosures of net income (loss) as if the fair value based method of accounting established by this standard had been applied. The Company will adopt SFAS No. 123 effective July 1, 1996. The Company has elected to adopt the disclosure requirement of this pronouncement. The adoption of the pronouncement is expected to have no impact on the Company's financial position or results of operations.

                                   BUSINESS

OVERVIEW

  Voxware develops, markets, licenses and supports a comprehensive, integrated set of digital speech processing technologies which provide the ability to compress, model and transform speech. MetaVoice, the Company's innovative coding technology, is designed to reproduce high quality speech while requiring very low communications bandwidth and processing power. In addition to efficiently compressing speech, MetaVoice enables a broad array of voice transformation capabilities. Voxware's technologies enable its customers to create a new generation of speech-enhanced communications and interactive products for the Internet and other bandwidth-constrained environments. The Company licenses its technologies, including speech codecs and application programming interfaces, to software, computing and communications companies and distributes its end-user application software to consumers and businesses.

  To accelerate adoption of its technologies, the Company seeks to broadly license its products and establish strategic relationships with market leaders. The Company has established a strategic relationship with Netscape. Netscape uses Voxware's speech coding technology as a part of its LiveMedia multimedia framework to provide low bandwidth speech functions with version
3.0 of Netscape Navigator, currently in beta release. Navigator is the most widely used software application for the World Wide Web. Netscape has also made a minority equity investment in the Company.

  In addition to Netscape, the Company has licensed its products to America Online, Inc., Andrea Electronics Corporation, Apple Computer, Inc., Farallon Computing, Inc., InterVoice, Inc., Microsoft Corporation, Mpath Interactive, Inc., Tribal Voice and VDOnet Corporation Ltd., among others.

  Intel Corporation has made a minority equity investment in the Company. Intel provides consulting support to Voxware for the optimization of the Company's technologies on Intel processor platforms, consults with Voxware on standards issues of mutual interest and supplies the Company with pre-release versions of its advanced processors for development of the Company's products.

INDUSTRY BACKGROUND

  Due to the emergence of powerful low-cost processors and the growth of the Internet and other digital networks, the markets for digital speech technologies are rapidly expanding beyond conventional telephony. Digital speech technologies are increasingly being integrated into a variety of applications, including voice-enabled Web pages, Internet telephony and conferencing, Internet broadcasting, interactive games, voice messaging, wireless and satellite communications, multimedia computing and voice-enabled devices.

 Voice on the Internet

  The Internet is a collection of thousands of computer networks and millions of computer connections that enables individuals, businesses and institutions worldwide to communicate and to access and share information. Any computer using the open standard Internet Protocol can communicate with any other computer on the Internet. The universal, open connectivity of the Internet enables computer users to communicate using a variety of digital data types, including text, graphics, voice and video.

  A combination of significant technological trends has led to the widespread adoption of the Internet by a growing number of individuals and business users. The proliferation of communication-enabled multimedia personal computers, the availability of intuitive, graphical Web browsers and an increasingly robust network infrastructure, have allowed widespread access to the Internet and have increased the use of the World Wide Web (the "Web") by a large number of users for a broader range of applications. The Web enables users to find, retrieve and link information on the Internet through a consistent graphical interface that makes the underlying complexities transparent to the user. In addition, the Web is an interactive environment, which facilitates the exchange of multimedia-rich information and entertainment content among users worldwide. As a result, the Web is changing the way in which people exchange information and communicate with each other. International Data Corporation ("IDC") has estimated that the number of Internet users was approximately 38 million at the end of 1995 and is expected to reach 199 million by the end of 1999.

  The Company believes that adding voice communication capabilities to existing text and graphic applications for the Internet can broaden and enrich Internet users' communications. As multimedia and communications capabilities become standard components of personal computer systems, a market for voice, audio and video products for the Internet is emerging. Examples of emerging Internet voice applications are multimedia Web pages incorporating pre-recorded voice, point-to-point and multi-party telephony, telephony gateways linking Internet users to public and private telephone networks, broadcasting of live and pre-recorded content, voice messaging integrated with e-mail and Web pages and multiplayer games which allow participants to speak to one another.

  The development of voice applications for the Internet is part of a larger trend resulting in the convergence of standard voice communications and data networks. Lowering of federal regulatory barriers to competition across traditionally distinct sectors of the telecommunications industry has opened new markets for and increased competitive pressures upon traditional telecommunications companies. In response to these factors, major telecommunications companies have begun to establish a presence in Internet services, including online voice services. The Company believes that telecommunications companies will require advanced digital speech processing technology in order to provide high quality Internet voice services.

 Voice in Other Markets

  Given the natural preference for speech as a medium for communication and expression, voice capabilities are being added to a wide array of products. The rapidly declining cost and increasing power of digital signal processors ("DSPs") enable high quality voice using a fraction of the memory or bandwidth historically required at prices that are acceptable for a range of business and consumer applications.

  Multimedia Productions. Multimedia productions involve the use of personal computers to combine audio playback capabilities with some combination of text, graphics, animation, video and data. Examples of primary multimedia applications include packaged software for interactive entertainment and information (i.e. games, education programs, reference works) and software tools designed to allow users to create their own multimedia presentations.

  Voice-Enabled Devices. The increasing power of low cost DSPs makes it possible to record and transform voice for a wide variety of products aimed at the consumer and business markets such as telephone answering machines, personal electronic organizers and voice-enabled toys.

  Wireless Communication. The growth of cellular telephony and improvements in radio and satellite technology have enabled the development of new wireless services. These services include voice paging systems, which are designed to deliver voice messages directly to a paging device without the need for a user to call in to receive a message, and hand-held satellite telephone systems, which are designed to allow mobile telephone service to and from remote locations.

THE CHALLENGE: HIGH QUALITY SPEECH PRODUCTS AND SERVICES

  The Internet was originally designed for conventional text data applications such as e-mail and file transfers. These applications can generally tolerate the low effective bandwidth, network congestion and inconsistent data delivery characteristic of the Internet. By contrast, real-time speech applications, which consume substantially higher bandwidth and suffer in the presence of delays or gaps, must address these challenges to deliver high quality speech over the Internet. Addressing these challenges effectively requires a high degree of compression. Speech compression approaches, however, are limited by the constraints of available processing power and represent a trade-off between speech quality and the bandwidth required.

  Effective bandwidth on the Internet is limited to the lowest bandwidth component of the pathway taken by the data. Most individual users are limited by the transmission rates of their modems, typically 14.4 kilobits per second ("kbps") or 28.8 kbps. Even on higher capacity connections, the effective bandwidth is often reduced by the need to share available capacity across many users. In addition, emerging multimedia applications on the Internet typically comprise simultaneous voice, video and data streams, which must share the available capacity, reducing the effective bandwidth available to voice data.

  The design of the Internet is fundamentally different from the architecture of conventional voice networks. The Internet is a "packet-switched" network which breaks down data into a series of smaller, discrete "packets" for transmission. Each packet of data travels independently through the network to the destination address, where application software reassembles the packets to recreate the original data set. Due to the tremendous growth of Internet usage and the higher bandwidth demands of multimedia applications, congestion occurs routinely on the Internet. As currently designed, the Internet handles congestion by discarding or delaying packets or by sending packets from the same source along different pathways, which can result in packets sent in sequence arriving out of order. If the data packets represent a real-time speech stream, the listener may perceive a gap or "choppiness" as a result of missing, late-arriving or out-of-sequence packets.

  In part, these challenges can be addressed by compressing the speech signal, which decreases the number of bits required to encode and transmit the signal. Reducing the effective bandwidth required to transmit the speech data decreases the impact of congestion and inconsistent packet delivery. However, speech compression technologies represent a trade-off between the quality of speech delivered and the amount of bandwidth utilized. On the one hand, technologies that achieve high speech quality generally require high bandwidth, which can introduce unacceptable delays in delivery and make the speech playback vulnerable to choppiness. On the other hand, technologies that attempt to reduce bandwidth utilized typically offer unacceptable speech quality or require the use of high power or specialty microprocessors. Speech compression technologies are also limited by the constraints of the available processing power, which in the case of typical Internet users consists of general purpose microprocessors such as Intel's 486 and Pentium platforms.

  Although the Internet is one of the fastest growing markets for speech applications, several other significant markets also demand high-quality, very low bandwidth speech. Diverse applications such as voice pagers, satellite communications and low-cost electronic recording devices share many of the same speech coding challenges as the Internet.

THE VOXWARE SOLUTION

  Voxware has developed a comprehensive, integrated set of speech coding technologies specifically to address the challenges associated with real-time speech communication over the Internet and other low bandwidth media. The Company's innovative MetaVoice coding technology is designed to alter the trade-off between quality and bandwidth. MetaVoice is designed to deliver high quality speech in a fraction of the bandwidth generally required by conventional speech compression solutions and within the constraints of available processing power. These characteristics are designed to make MetaVoice a preferred solution for speech communications in environments such as the Internet, wireless telephony and consumer and business products and devices where transmission bandwidth, processing power and storage capacity are limited. MetaVoice is designed to easily operate on a broad range of application platforms and processors. Voxware's technologies enable its customers to add new speech capabilities to their existing products and to create a new generation of integrated speech-enabled products.

                 TYPICAL COMMUNICATION BANDWIDTH REQUIREMENTS

                                                         APPROXIMATE BANDWIDTH
              APPLICATION                                   REQUIRED (KBPS)
              -----------                                ---------------------
       CD-Quality Audio (16 bits, 44.1 KHz sampling
        rate)                                                    706.0
       Uncompressed Speech (16 bits, 8 KHz sampling
        rate)                                                    128.0
       Ordinary Telephone (8 bits, 8 KHz sampling rate)           64.0
       Modem Internet Access                                    < 28.8
       Voxware MetaVoice (RT24)                                    2.4


  The MetaVoice codec uses a complex mathematical model that can accurately reproduce human speech based on a finite number of descriptive parameters. MetaVoice is currently capable of compressing speech data from a rate of 128 kbps to 2.4 kbps, enabling the creation of very small packets which are capable of flowing through the network more easily in the presence of congestion and low bandwidth.

  For Internet speech applications, Voxware's technologies exhibit the following attributes, among others, relative to traditional technologies:

  . More graceful handling of lost, delayed or out-of-sequence packets through the Company's innovative transmission quality management technologies.

  . Enabling teleconferencing and other multiple voice stream applications in a way that does not require mixing at a central distribution point, resulting in lower cost and improved quality of service.

  . Requiring very low processing power which permits operation on general purpose microprocessors (e.g. Intel 486).

  . Enhancing the ability to combine real-time speech with video and data streams by permitting more bandwidth to be allocated to non-speech data transmission.

  The Company believes that the low bandwidth and processing requirements of MetaVoice potentially have significant advantages in a variety of other markets, such as wireless telephony and certain consumer and business products. For instance, the efficient compression of MetaVoice could enable telecommunications providers to expand the capacity of their network systems. In addition, embedding MetaVoice on a wide variety of DSP chips could expand memory for digital answering machines, personal data assistants, voice-enabled toys and other products.

  MetaVoice also incorporates powerful capabilities for speech manipulation and special effects unique to its model of human speech. Based on these additional characteristics, the Company is developing technologies for manipulation of voice to modify voice identity, modulate pitch and alter playback speed.

CORE TECHNOLOGY

 MetaVoice Coding Technology

  Voxware's innovative approach to speech coding, MetaVoice, is designed to achieve high speech quality with very low bandwidth and processing power requirements. The MetaVoice codec uses a mathematical model that can accurately reproduce human speech based on a finite number of descriptive parameters. To encode a speaker's voice, MetaVoice uses sophisticated mathematical algorithms which analyze input speech and extract accurate estimates of the model parameters. These parameters are converted into discrete values which can be compressed to relatively few "bits" of information for transmission. The receiving application converts these bits back to model parameters which MetaVoice's speech synthesis model uses to reconstruct a close perceptual approximation of the original speech. MetaVoice is currently capable of compressing speech data from 128 kbps to 2.4 kbps while still maintaining good quality speech.

  Two principal design choices, in combination, underlie MetaVoice's ability to produce high quality speech at low bandwidth:

  . Speech specific vs. general audio coding--MetaVoice is designed specifically to encode speech signals rather than music or other general audio signals. Speech signals typically contain only one voice at a time, whereas music and other general audio signals may contain dozens of simultaneous "voices"--both human and instrumental. Also, as compared to music signals, the rate at which speech signals change is limited by the human vocal apparatus. MetaVoice exploits these characteristics of speech to achieve greater compression than is generally achievable with general audio coding technologies.

  . Parametric vs. waveform coding--MetaVoice is a parametric codec, whereas most conventional speech codecs are waveform codecs which use linear prediction techniques to reduce the amount of information necessary to represent the input speech signal. When the number of bits used to represent the waveform is reduced below critical limits as the compression is increased, the linear prediction approach can no longer reproduce an accurate waveform, resulting in poor speech quality. At low bit rates, a properly engineered parametric codec such as MetaVoice is capable of delivering speech quality superior to that of a waveform codec.

  Despite the above advantages, few companies have developed or marketed a commercial speech-specific parametric compression system because of the technical challenge it presents. MetaVoice is designed (i) to operate within the processing and memory constraints of standard personal computers and embedded devices, (ii) to address real world challenges including variations in microphones, sound cards and room acoustics and the presence of background noise and (iii) to faithfully reproduce the widest possible range of voice types. The Company believes MetaVoice is the first 2.4 kbps speech codec to achieve widespread distribution on the Internet.

  In addition, MetaVoice technology is highly tolerant of lost data packets, making it well suited to Internet transmission. The codec is designed to predict successive information segments. If a packet is lost, the codec automatically interpolates across the information it has available, reducing the perceptual impact of the missing information.

 Transmission Quality Management

  The Company has also developed an application programming interface suitable for development of applications for transmission of high quality voice over the Internet. This interface incorporates flow and error control, which manages the incoming data from the codec, handles lost or late packets and reorders out of sequence packets. Based on continuously updated measurements of network performance, Voxware's transmission quality management technologies adjust how data is "packetized" for transmission and decoded and played back after reception.

  When the Internet is congested and is losing or delaying a relatively high percentage of packets, these technologies add error correction information into each outgoing packet. At the point of reception, playback buffers are dynamically shortened or lengthened and speech synthesis is manipulated to minimize delay and reduce the perception of choppiness.

 VoiceFonts(TM) and Voice Effects Technologies

  MetaVoice's proprietary approach to coding the perceptually relevant attributes of the human voice are being developed for use in transforming voice attributes including pitch, timbre and timing. The three broad voice-effects technologies the Company is developing are (i) VoiceFonts, a technology to create a wide range of naturalistic voices, as well as creating "character" or "cartoon" voices; (ii) technology to shift the pitch of singing or speech, preserving and/or improving the naturalness, attractiveness and clarity of the original articulation; and (iii) technology to speed up or slow down recorded speech without distortion while preserving the original voice pitch and timbre.

THE VOXWARE STRATEGY

  The Company's objective is to establish its core technologies as the preferred solutions for speech communications in its target markets. The Company's strategy incorporates the following key elements:

 Extend Technological Leadership

  The Company has been a leader in delivering low bandwidth speech compression on the Internet. The Company intends to continue to extend the functionality and uses of its core technologies. By continuing to invest in research and development, the Company believes that it can further improve its technologies, allowing it to deliver compression performance that is meaningfully superior to competing technologies. In addition, the Company intends to deepen its product offerings for its current applications and to develop new applications in diverse areas such as voice effects.

 Accelerate Adoption of Technology Through Strategic Relationships

  The Company plans to establish and extend strategic relationships with market leaders in order to rapidly achieve market penetration. The Company believes these strategic relationships broaden the Company's user base and accelerate adoption of the Company's core technologies. In the Internet market, the Company has established a strategic relationship with Netscape, which uses Voxware's RT24 codec as part of its LiveMedia multimedia framework to provide low bandwidth speech capabilities with version 3.0 of Netscape Navigator, currently in beta release.

 Deepen Market Penetration Through Broad Licensing Program

  The Company seeks to broadly license its MetaVoice technology in market segments where complementary applications incorporating speech can benefit from MetaVoice's low bandwidth and processing requirements. Markets in which the Company is licensing its technology include Internet conferencing, interactive games and consumer chat applications. The Company intends to leverage the low bandwidth and processing requirements of its technologies to address a variety of applications beyond the Internet, such as wireless telephony, voice pagers, digital answering machines, voice-enabled toys, satellite communications and low-cost electronic recording devices.

 Develop High Value-Added Software Applications in Key Market Segments

  The Company focuses its internal development resources on developing high value-added integrated software products for market segments that the Company believes have significant potential for growth and that leverage its core speech competencies. The Company has identified voice-enabled Web pages and Internet telephony as its initial target product segments and has developed two products, ToolVox and TeleVox, to address these markets.

 Build Multiple Distribution Channels

  The Company has established multiple channels for the distribution of its products to a wide variety of targeted market segments. The Company's direct sales force combines field sales and telemarketing to reach software, computing and communications companies. Bundling agreements with OEMs serve as indirect marketing channels. In addition, the Company engages in Internet-based distribution via its Web site.

 Develop Recurring Revenue Through Royalty-Based Licensing

  The Company expects a significant portion of its future revenues to be in the form of royalties or other recurring payments based upon the sales of products by the Company's licensees which incorporate the Company's technologies. The Company has entered into license agreements providing for recurring payments and it is the intention of the Company to continue to pursue license opportunities that include a recurring revenue component.

PRODUCTS

  The Company has three product groups: MetaVoice codecs, application programming interfaces ("APIs") and applications.


                           VOXWARE PRODUCTS GRAPHIC

                   Applications........... ToolVox
                               ........... TeleVox
                   High Level APIs........ TNT
                   MetaVoice Codecs....... RT24
                                   ....... HQ Codec Family
                                   ....... Multimedia Codec


 MetaVoice Codecs

  The Company currently offers three codecs incorporating its MetaVoice technology. These codecs offer differing levels of functionality, as follows:

  . RT24--The RT24 codec is a real-time voice codec compressing speech data to 2.4 kbps. It is Voxware's "entry-level" codec, designed to utilize minimal processing power, making it suitable for use on low-end personal computers (e.g. 486 processors) and low-cost electronic devices such as voice-enabled toys where processing power is limited. Netscape is using the RT24 codec to provide low bandwidth speech capabilities with the beta version of Netscape Navigator version 3.0.

  . HQ Codec Family--The HQ codec family consists of a series of codecs which are targeted at high end processors such as the Pentium or Power PC as well as DSP chips. These codecs are designed to achieve higher speech quality than RT24. The codecs in this family include VR12HQ and VR15HQ which are variable rate codecs averaging 1.2 and 1.5 kbps, respectively, as well as RT24HQ and RT29HQ which are fixed rate codecs operating at 2.4 and 2.977 kbps, respectively.

  . Multimedia Codec--The multimedia codec was Voxware's first product incorporating the Company's MetaVoice technology. It is optimized for wideband output (11 KHz and 22 KHz playback) and extremely low playback processing load. The Company's multimedia codec has been incorporated into several software applications including Microsoft's Bookshelf 96.

  The Company licenses its MetaVoice codecs to third parties for use in their products. The codecs are generally delivered to licensees in the form of software developer kits which provide a high level interface that simplifies integration of the codec into the licensee's application. The licensee of a codec receives an encoder to convert the audio files into the appropriate format and a player to reconstruct the original speech.

  Voxware's codecs operate on a wide range of processors, such as Intel's 486, Pentium, Pentium Pro and MMX; Motorola's PowerPC and 68040; SPARC; Digital's Alpha; and other general purpose processors. The Company is currently porting its codecs to popular DSP processors. Voxware's software developer kits provide a uniform environment for most popular operating systems, including Microsoft Windows 3.x, 95 and NT, Mac OS and several Unix platforms. The time required for a licensee to incorporate the Company's codecs into its product varies from as little as a few minutes in the case of preexisting software applications using standard interfaces, to several weeks in the case of devices requiring porting to new platforms or other adaptation of the codecs.

 High-Level APIs

  The Company is currently developing and has provided to developers of Internet software the Telephony Network Toolkit ("TNT"). TNT is an Internet telephone application programmer interface designed to simplify the development of sophisticated Internet telephony applications. TNT provides a standardized programming interface which provides a flexible session management framework that can be used to implement a comprehensive list of Internet telephony features. TNT is being developed to provide the following benefits to developers of Internet software products:

  . Reduces the time required to develop Internet telephony applications by eliminating the need to create low-level audio and networking code. These components are pre-packaged in component "building blocks" that may be combined to implement basic connectivity and advanced telephony features.

  . Provides a migration path to emerging industry communication standards such as Netscape's LiveMedia specification and the H.323 standard, eliminating the need for applications developers to build and maintain their own implementations of these standards.

  . Incorporates error and delay handling procedures which maximize the capabilities of Voxware's MetaVoice technology used in the RT24 and RT29HQ codecs. These procedures are being designed to provide optimal speech quality among TNT-based phones.

  The Company licenses TNT on a limited basis to independent software vendors who wish to incorporate Internet telephony into their products. The Company uses TNT to develop new versions of TeleVox.

 Applications

  The Company has developed two applications which utilize MetaVoice technology for communication on the Internet: ToolVox, an application for one-way streaming audio recording and playback of speech files, and TeleVox, an Internet telephone application.

 TOOLVOX

  The ToolVox system consists of an encoder, incorporating either the RT24 or the RT29HQ codecs, which compresses recorded speech files into the ".vox" file format and a player which decodes the speech data to reproduce the original speech. The ToolVox system allows Web content providers to incorporate pre-recorded voice as part of their multimedia Web pages. The player is designed as a Netscape Navigator or Microsoft Internet Explorer(TM) plug-in (i.e. an add-in application which supplements the basic browser functionality) and as a helper application with other Web browsers. When configured as a plug-in, the player receives streaming audio data from the Web server and begins playback as soon as a small buffer is received, typically within a few seconds. In addition, ToolVox can play back music transmitted in MIDI format. Speech and MIDI data can stream simultaneously, allowing background music effects with narration.

  ToolVox delivers the following benefits to Web content providers and users:

  BENEFITS TO CONTENT PROVIDERS

  . No special server hardware or software required. Most standard Web servers are adequate for streaming the low bandwidth data produced by the RT24 or the RT29HQ codecs.

  . Less access bandwidth required. Over a 1.5 Mbps T1 line, ToolVox is designed to support over 400 simultaneous users, compared with competing technologies which typically support 70-100 simultaneous listeners.

  BENEFITS TO USERS

  . Faster start-up of playback and reduced gaps or pauses when used over international links or in the presence of Internet congestion.

  . Increased capacity to receive text, data and graphics simultaneously with minimal impact on responsiveness.

  . Operates through security "firewalls" that often block competing products.

  The Company is distributing version 1.0 of the "Basic" ToolVox encoder, currently in beta release. The Basic encoder incorporates the RT24 codec and operates on the Windows 3.x, 95 and NT and Mac OS platforms. The Basic version of the encoder is currently available for free download from the Company's Web site.

  A "Gold" version (version 2.0) of the ToolVox encoder is currently available. The Gold encoder has all of the capabilities of the Basic version, plus the RT29HQ codec, voice and sound effects capabilities and the ability to process multiple audio files automatically. The Company plans to license the Gold encoder to Web developers.

  The ToolVox 2.0 player will play the output of either the Basic or the Gold encoder. It is available free of charge from the Company's Web site and the Company makes it available to licensees for bundling with their products.

 TELEVOX

  TeleVox, the Company's Internet telephone system, allows users to carry on real-time, full-duplex audio conversations using their personal computers. TeleVox, in addition to the benefits inherent in MetaVoice, offers (i) full-duplex or half-duplex, hands free operation, (ii) directory and connection services via an easy-to-use "chat" server and (iii) simultaneous file transfer and text-chat capability. The Company currently distributes a beta version of TeleVox over the Internet at no charge.

  The Company is currently developing a "Gold" version of TeleVox with additional features to be sold to end users. The Gold version is expected to incorporate multi-person conferencing capabilities, the advanced RT29HQ codec and enhanced VoiceFonts technology for voice and sound effects. Pricing has not yet been determined.

  The Company plans to provide interoperability between TeleVox and Netscape's LiveMedia framework for real-time communication over the Internet. The Company demonstrated a prototype TeleVox system interoperating with Netscape's LiveTalk(TM) and Apple's QuickTime Conferencing(TM) based on the LiveMedia framework in May 1996. The Company currently intends to distribute TeleVox over the Internet and via bundling agreements with OEMs.

RESEARCH AND PRODUCT DEVELOPMENT

  The Company believes that continued timely development and introduction of new products are essential to establishing, maintaining and increasing its competitive position. The Company currently conducts most of its product development effort in-house. The Company also employs independent contractors to assist with certain product development and testing activities. The Company has aggressively expanded its Research and Development group from 6 engineers as of June 30, 1995 to 33 engineers as of June 30, 1996. Total spending on research and development has grown from $536,581 in fiscal 1995 to $2,496,717 in fiscal 1996. The Company intends to continue to emphasize core research and development.

  The Company has recently strengthened its speech coding research group with the addition of Robert J. McAulay, Ph.D. who joined the Company in August 1996 as Senior Scientist. From 1967 until July 1996, Dr. McAulay was with the Massachusetts Institute of Technology's Lincoln Laboratory where he directed research in Speech Systems Technology. Since 1984 he has focused on the development and application of the Sinusoidal Speech Model. Dr. McAulay has received numerous professional honors including the Carlton Award for the best paper published in IEEE Transactions on Aerospace and Electronics, and the IEEE Signal Processing Society award for the paper "Speech/Analysis Synthesis," based on a Sinusoidal representation.

  The Company has several products under development as follows:

 Future Codecs

  The Company is developing enhanced implementations of its MetaVoice technology which are designed to achieve speech quality equivalent to its existing codecs at lower bandwidth. The Company is also developing other implementations that deliver higher speech quality at slightly higher bandwidth than its existing codecs.

 Gateways between the Internet and the Public Switch Telephone Network (PSTN)

  The Company believes that as telecommunication service providers enter the market for voice services via packet-switched networks, there will be a growing market for connectivity between PC-based Internet telephone software such as TeleVox and the public telephone network or corporate PBX systems. For example, a call could be placed from a user on a personal computer connected to the Internet and complete the long-distance segment of the connection via the Internet. By connecting through a gateway server, the call could be connected to any ordinary telephone in the world accessible by such a server for the price of a local call. The Company has begun a development effort with hardware and software vendors to develop such systems.

 Enhanced VoiceFonts

  The Company will be releasing an enhanced implementation of VoiceFonts with the ToolVox Gold encoder. Future versions of TeleVox will also incorporate this technology. The Company is investing resources in further enhancing and extending the VoiceFonts technology and expects to provide increasingly powerful voice modification tools to consumers, Web developers and audio engineers.

STRATEGIC RELATIONSHIPS AND LICENSEES

  The Company plans to establish and extend strategic relationships with market leaders in order to rapidly achieve market penetration. The Company believes these strategic relationships will broaden the Company's user base and accelerate adoption of the Company's core technologies. The Company believes that such strategic relationships can provide early insight into and influence on future industry standards, offer access to leading edge technology and support optimization of the Company's technology on key computing platforms.

  The Company and Netscape are parties to a software license agreement pursuant to which Netscape has a license to use and distribute certain of Voxware's products, including the RT24 codec. Netscape is using Voxware RT24 codec as part of its Livemedia multimedia framework to provide low bandwidth speech capabilities with Netscape Navigator 3.0, currently in beta release. The Company believes that its technologies will achieve market penetration faster than would be possible without the Netscape relationship. The two companies consult each other on areas of common interest including standards setting, future product development, enhancements to existing technologies and joint product development. Netscape has also made a minority equity investment in the Company and has a representative on the Company's board.

  The Netscape License Agreement provides for Netscape to pay quarterly license fees to the Company for certain "basic" products. The Netscape License Agreement further provides Netscape with access to certain enhanced products of the Company. In the event Netscape ships products containing the Company's enhanced products, Netscape will pay volume-based royalties to the Company. During the year ended June 30, 1996, license fees paid by Netscape accounted for 31% of the Company's revenues. The Netscape License Agreement may be terminated by Netscape at any time prior to July 31, 1996 on 180 days notice and after July 31, 1996 on 90 days notice. See "Risk Factors--Dependence on Netscape," "Management" and "Principal Stockholders."

  Intel has also made a minority equity investment in the Company. Intel provides consulting support to Voxware in the optimization of the Company's technologies on Intel platforms, consults with Voxware on standards issues of mutual interest and supplies the Company with pre-release versions of its advanced processors for development. See "Principal Stockholders."

  The Company broadly licenses its codecs and bundles its applications with the products of independent software vendors, computing companies and communications companies. The Company generally seeks to obtain a combination of initial payments and recurring revenue payments from licensees. The amount and structure of these payments are dependent on many factors including the licensed codec or application, the licensee's intended application and target market. A majority of the Company's most recent license agreements provide for a royalty payment or other recurring revenue stream to the Company. While the Company has derived its revenue principally from initial and annual licensing fees on software licensing agreements and the Company has not received any royalties to date, the Company believes that developing a recurring revenue stream will be a key to the Company's financial success. Whether a recurring revenue stream develops will depend on many factors, including the success of the Company's licensees in selling products which incorporate the Company's technologies.

  The following table sets forth certain companies that have entered into license agreements with Voxware during the last twelve months:

  America Online, Inc.             LifeCycle Systems, Inc.        USFI, Inc.
  Andrea Electronics Corporation   Luckman Interactive, Inc.      VDOnet Corporation Ltd.
  Apple Computer, Inc.             Microsoft Corporation          Velocity, Inc.
  Eidos, plc                       Mpath Interactive, Inc.        Vienna Systems Corporation
  Farrallon Computing, Inc.        PC Roar, Inc.                  White Pine Software, Inc.
  GameTek, Inc.                    Tribal Voice                   Zoll Medical Corporation

  InterVoice, Inc.                 Twin Sun, Inc.

SALES, MARKETING AND DISTRIBUTION

  The Company sells its codecs and TNT directly to independent software vendors and computing and communications companies. The Company's direct sales force combines field and telemarketing personnel who focus on major Internet software developers, hardware OEMs, as well as Internet and telecommunication service providers and semiconductor manufacturers.

  As of June 30, 1996, the Company had 11 direct sales and marketing personnel. Codec licensing is handled primarily through the direct field sales force and is supported by telemarketing personnel. The Company intends to increase its direct sales force as part of the expansion of its sales and marketing program. Sales and marketing activities include, in addition to direct sales calls, participation in trade shows.

CUSTOMER SUPPORT

  The Company believes that customer support and engineering services are important competitive factors for its business. Customer support services include providing updates and technical support to licensees of the Company's products. Engineering services include providing technical resources to support customer specific development efforts or porting the Company's technologies to specific customer platforms. The Company provides those services, along with product demonstration software, evaluation software and application notes via its customer support group and research and development group located in Princeton, New Jersey. See "Business--Research and Product Development."

COMPETITION

  The market for voice processing software products and services is intensely competitive. The Company expects competition to persist, intensify and increase in the future. Many of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. The Company's competition for voice processing software products and services is primarily emerging from two sources: developers of speech compression algorithms and developers of software applications that incorporate speech. Direct competitors include DSP Group, Inc., Lernout & Hauspie Speech Products N.V. and Lucent Technologies Inc in the speech coding market and Electric
Magic Co., FreeTel Communications, Macromedia, Netspeak Corp., PGP Inc., Progressive Networks, Quarterdeck Corporation, Third Planet Publishing Inc., VocalTec, Ltd., Inc. and Xing Technology Corporation in the Internet applications market. Several of these companies are developing new products or enhancing existing products specifically to operate in low bandwidth environments. Companies that have developed low bit rate parametric speech compression technologies but do not currently compete with the Company directly include Texas Instruments, Incorporated and Digital Voice Services, Inc. The competition in the market for Internet telephony products, in particular, is intense. Many companies, including for example Intel, distribute free Internet telephony applications offering basic functionality. The availability of such free Internet telephony applications may increase pricing pressure on such applications, including the Company's TeleVox products. In addition to the Company's current competitors, the Company expects other established companies, including large software companies, such as Microsoft, and telecommunications companies, such as interexchange carriers (for example, AT&T Corp. and MCI Telecommunications), regional Bell operating companies and cable companies, to compete in the markets for speech compression technologies and digital speech applications, including Internet telephony. The ability of certain of the Company's competitors to bundle other services and products with voice products could put the Company at a competitive disadvantage.

PATENTS AND PROPRIETARY INFORMATION

  To date, the Company has applied for three patents relating to the MetaVoice voice coding technology. Several additional patent applications are being prepared and the Company expects to routinely file patent applications as deemed appropriate. The Company's success will depend in part on its ability to obtain patent protection for its products, preserve its trade secrets and operate without infringing the proprietary rights of other parties. There can be no assurance that patent applications to which the Company holds rights will result in the issuance of patents, or that any issued patents will provide commercially significant protection to the Company's technology, products and processes. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information not covered by patents to which the Company owns rights or obtain access to the Company's know-how or that others will not claim to have or will not be issued patents which may prevent the sale of one or more of the Company's products. In particular, Elk Industries has asserted in two letters to Voxware that Voxware's "Internet-based streaming audio systems" infringe U.S. Patent No. 4,128,773 owned by Elk Industries, and Elk Industries has offered Voxware the opportunity to purchase a license. The Company does not believe that its products infringe Elk Industries' patent because its technology is distinct from and dissimilar to the claims contained in Elk Industries' patent. Litigation, which could be costly and time consuming, may be necessary to determine the scope and validity of others' proprietary rights including Elk Industries', or to enforce any patents issued to the Company, in either case, in judicial or administrative proceedings. An adverse outcome could subject the Company to significant liabilities to third-parties, require the Company to obtain licenses from third-parties, or require the Company to cease any related research and development activities or product sales. There can be no assurance that a license for Elk Industries or any licenses required under any third-party patents or proprietary rights would be made available on acceptable terms, if at all. In addition, the laws of certain countries may not protect the Company's intellectual property. The software market has traditionally experienced widespread unauthorized reproduction of products in violation of manufacturers' intellectual property rights. Such activity is difficult to detect and legal proceedings to enforce the manufacturers' intellectual property rights are often burdensome and involve a high degree of uncertainty and costs. The Company's success is also dependent upon unpatented trade secrets which are difficult to protect. To help protect its rights, the Company requires employees and consultants to enter into confidentiality agreements that prohibit disclosure of the Company's proprietary information and requires the assignment to the Company of their ideas, developments, discoveries and inventions. There can be no assurance, however, that these agreements will provide adequate protection for the Company's trade secrets, know-how, or other proprietary information in the event of any unauthorized use or disclosures.

EMPLOYEES

  As of June 30, 1996, the Company had 58 full-time employees consisting of 11 in sales and marketing, 33 in research and development, 3 in customer support and 11 in administration and finance. None of the Company's employees is represented by a labor union or is subject to a collective bargaining agreement. The Company believes that its employee relations are good.

FACILITIES

  The Company leases its principal facility, which contains approximately 18,000 square feet of office space in Princeton, NJ. The initial term of the lease for the Company's current office space will expire on May 31, 2003. The Company believes that existing facilities are adequate for its current needs through approximately the next nine months and anticipates that it will likely need additional space at that time. The Company believes that any such additional space will be available as needed.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The Executive Officers and Directors of the Company and their respective ages and positions are as follows:

          NAME            AGE                       POSITION
          ----            ---                       --------
Michael Goldstein.......   42 President, Chief Executive Officer and Director
Kenneth H. Traub........   35 Executive Vice President, Chief Financial Officer,
                              Secretary and Director
J. Gerard Aguilar.......   29 Vice President, Research and Development and
                              Director
Steven J. Ott...........   36 Vice President, Sales
Stuart R. Patterson.....   39 Vice President, Telephony Business
Kenneth W. Whittington..   43 Vice President, Product Development
Nicholas Narlis.........   36 Controller, Chief Accounting Officer and Treasurer
Jordan S. Davis.........   34 Director
Andrew I. Fillat(1)(2)..   48 Director
William J. Geary(1)(2)..   37 Director
David J. Roux(1)........   39 Director
Richard M. Schell,         45 Director
 Ph.D...................

- --------
(1) Member of the Compensation Committee.
(2) Member of Audit Committee.

  Michael Goldstein has served as President and Chief Executive Officer and as a Director of the Company since January 1994. From April 1993 to December 1993, Mr. Goldstein served as Vice President of Business Development of Donovan Data Systems, Inc., a data processing service provider. From 1986 to March 1993, Mr. Goldstein was a consultant with McKinsey & Company, Inc., where he was an advisor to technology companies. From 1983 to July 1986, Mr. Goldstein served as Vice President of Macmillan Software Company, a scientific software publisher and division of Macmillan, Inc. Mr. Goldstein holds an M.B.A. from the Harvard Graduate School of Business Administration and a Sc.B. from Brown University.

  Kenneth H. Traub is a co-founder of Voxware and has served as Executive Vice President, Chief Financial Officer and Secretary and as a Director of the Company since February 1995. From 1989 to January 1995, Mr. Traub held various management positions, including Corporate Vice President, with Trans-Resources, Inc., a diversified, multinational company, where Mr. Traub was responsible for acquisitions, financings and strategic planning. From January 1992 to January 1995, Mr. Traub was also President of Conservation Securities Corp., an investment company affiliated with Trans-Resources, Inc. Mr. Traub holds an M.B.A. from the Harvard Graduate School of Business Administration and a B.A. from Emory University.

  J. Gerard Aguilar is a co-founder of Voxware and has served as Vice President, Research and Development since January 1994 and as a Director of the Company since its incorporation in August 1993. Mr. Aguilar served as the Company's President and Secretary from its incorporation through January 1994 and Treasurer from its incorporation in August 1993 through June 1996. Prior thereto, Mr. Aguilar had been independently developing certain of the Company's technologies since 1991. Mr. Aguilar holds an M.S.E.E. and a B.S.E.E. from the Florida Institute of Technology.

  Steven J. Ott has served as Vice President, Sales of the Company since October 1994. From 1989 to September 1994, Mr. Ott held various executive positions with Legent Corporation ("Legent"), a systems management software company, most recently as Vice President, Corporate Development. Prior to his appointment as Vice President, Corporate Development, Mr. Ott served as Director, North American Sales Programs and Regional Manager Northeast Sales for Legent. From 1987 to 1989, Mr. Ott served as District Sales Manager for Business Software Technology, Inc., a developer of systems management software. From 1982 to

1987, Mr. Ott served as Area Sales Manager for DBMS, Inc., a database and data administration software company. Mr. Ott holds a B.S. from Quinnipiac College.

  Stuart R. Patterson has served as Vice President, Telephony Business of the Company since May 1996 and prior to that as a member of the Company's Board of Advisors since August 1993. From 1987 to May 1996, Mr. Patterson served as President and Chief Executive Officer of Vicorp Interactive Systems, Inc. ("VIS"), a software developer for large-scale voice processing and information gateway services. From 1986 to 1987, Mr. Patterson served as International Marketing Manager for the Vicorp Group in Dusseldorf, Germany. From 1985 to December 1986, Mr. Patterson worked for Hewlett-Packard Company in Grenoble, France. Mr. Patterson holds an M.P.P.M. from the Yale School of Management and a B.A. from Harvard College.

  Kenneth W. Whittington has served as Vice President, Product Development of the Company since August 1995. From 1990 to July 1995, Mr. Whittington held various development management positions at Central Point Software, Inc. ("CPS") and Symantec Corporation ("Symantec") (which acquired CPS in 1994). From May 1994 to July 1995, Mr. Whittington was a Director of Development at Symantec responsible for development of client/server and enterprise products. From 1990 through May 1994, Mr. Whittington served as a Senior Systems Architect and then Development Manager in charge of CPS's product, PC Tools.(TM)

  Nicholas Narlis has served as Controller and Chief Accounting Officer of the Company since March 1996 and as Treasurer since June 1996. From 1992 to March 1996, Mr. Narlis served in various capacities at Dendrite International, Inc., a sales force automation software and service company, including most recently as Director of Finance. Previously, from 1983 to May 1992, Mr. Narlis worked for KPMG Peat Marwick where he served as a Senior Manager from 1989 to May 1992 in the New Jersey Audit Practice Unit. Mr. Narlis holds a B.S. from Rider University and is a Certified Public Accountant.

  William J. Geary has served as a Director of the Company since July 1996. Mr. Geary has been a Principal of North Bridge Venture Partners, L.P. ("North Bridge") since March 1994 and a General Partner of Hambro International Equity Partners since 1990. Mr. Geary also serves as a director of several private technology companies. Mr. Geary holds a B.S. from Boston College and is a Certified Public Accountant.

  Jordan S. Davis is a co-founder of Voxware and has served as a Director of the Company since January 1994. Since May 1992, Mr. Davis has been employed by KBL Healthcare, Inc., a private merchant banking and venture capital firm, most recently serving as a Managing Director. From November 1992 to August 1994, Mr. Davis served as Vice President, Secretary and a director of KBL Healthcare Acquisition Corp., a publicly held acquisition fund which Mr. Davis co-founded. From 1991 to May 1992, Mr. Davis served as Corporate Vice President of D. Blech and Company, Incorporated, a private merchant bank. Previously, from 1986 to 1990, Mr. Davis held various financial advisory positions with Morgan Stanley & Co., Incorporated. Mr. Davis holds an M.M. from the J.L. Kellogg Graduate School of Management at Northwestern University and a B.A. from the State University of New York at Binghamton.

  Andrew I. Fillat has served as a Director of the Company since December 1995. In 1989, Mr. Fillat joined Advent International Corporation ("Advent") where he currently serves as a Senior Vice President. Mr. Fillat is also a Director of Advanced Radio Telecom Corp., Interlink Computer Sciences, Inc. and Lightbridge, Inc. as well as several other private companies. Mr. Fillat holds an M.S. and a B.S. from M.I.T. and an M.B.A. from the Harvard Graduate School of Business Administration.

  David J. Roux has served as a Director of the Company since March 1994. Since March 1996, Mr. Roux has been Executive Vice President and from September 1994 through February 1996, he was Senior Vice President, in each case in charge of business development at Oracle Corporation. From April 1992 to June 1994, Mr. Roux was Senior Vice President of Central Point Software. From 1987 to April 1992, Mr. Roux served in various senior executive capacities at Lotus Development Corporation ("Lotus"), including most recently as Senior Vice President. In 1984, Mr. Roux co-founded Datext, Inc., a CD-Rom database publishing business, where he served as Chief Executive Officer until it was sold to Lotus in 1987. Mr. Roux holds an M.B.A. from the Harvard Graduate School of Business Administration, a M.Phil. from Cambridge University and an A.B. from Harvard College.

  Richard M. Schell, Ph.D. has served as a Director of the Company since August, 1995. Since March 1996, Dr. Schell has served as Senior Vice President of Product Development and from October 1994 to February 1996 as Vice President of Engineering of Netscape. Dr. Schell currently leads client, server, tool and commercial applications development for Netscape. From January 1993 to October 1994, Dr. Schell was a senior executive of Symantec, most recently serving as Vice President and General Manager of the Central Point Division (formerly Central Point Software, Inc.). From March, 1989 to December 1992, Dr. Schell served as Vice President in charge of Languages and dBase of Borland International, Inc. Prior thereto, he held various management positions at Sun Microsystems, Inc. and Intel Corporation. Dr. Schell holds a Ph.D., M.S. and B.A. from the University of Illinois.

  Each of Messrs. Fillat, Geary and Schell serves on the Board of Directors pursuant to a voting agreement among certain stockholders of the Company. This agreement will terminate upon consummation of this offering.

  Mr. Davis and Mr. Aguilar are brothers-in-law.

  Subject to, and upon the consummation of, the offering, the Company's Certificate of Incorporation will be amended to provide that directors of the Company shall be divided into three classes, as nearly equal in number as possible. The initial term of office of the first class shall expire on the day of the first annual meeting of stockholders following the end of the 1997 fiscal year (the "1997 Annual Meeting"); the initial term of office of the second class shall expire on the day of the annual meeting of stockholders next succeeding the 1997 Annual Meeting; and the initial term of office of the third class shall expire on the day of the second annual meeting of stockholders succeeding the 1997 Annual Meeting. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Thus, after consummation of this offering and effective upon the amendment of the Certificate of Incorporation, directors will stand for election only once in three years. Effective upon the amendment of the Certificate of Incorporation, Messrs. Davis, Traub and Fillat are expected to serve as Class I directors, Messrs. Roux, Schell and Geary are expected to serve as Class II directors, and Messrs. Aguilar and Goldstein are expected to serve as Class III directors.

  In accordance with the amendment, the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, change, amend, repeal, or adopt any provision inconsistent with, the provisions of the Certificate of Incorporation providing for the classified Board of Directors.

BOARD COMMITTEES

  The Audit Committee consists of Messrs. Geary and Fillat and the Compensation Committee consists of Messrs. Geary, Fillat and Roux. The Audit Committee reviews the adequacy of the Company's internal control systems and financial reporting procedures, reviews the general scope of the annual audit, reviews and monitors the performance of non-audit services by the Company's independent public accountants and reviews interested transactions between the Company and any of its affiliates. The Compensation Committee administers the Company's 1994 Stock Option Plan and makes recommendations to the Board of Directors concerning salaries and non-stock compensation for the Company's officers and employees.

BOARD OF ADVISORS

  The Board of Advisors advises the Company regarding technological and commercial issues concerning the Company's areas of interest. The Company's practice has been, and is expected to continue to be, to consult with members of the Board of Advisors on an individual basis as needed. All of the members of the Board of Advisors have entered into confidentiality agreements with the Company, and subject to this constraint, the members of the Board of Advisors are entitled to accept employment with, or provide consulting services to, others, including competitors or potential competitors of the Company.

  Vladimir Cuperman, Ph.D. is Professor of Electrical Engineering at Simon Fraser University, Vancouver, B.C., Canada and specializes in the fields of digital signal processing, speech coding, speech recognition and digital communications. He was Editor for Speech Processing, IEEE Transactions of Communications from 1988 to 1991 and has co-edited two books and published numerous papers on speech coding and recognition. From 1984 to 1986 he was Managing Director of CALLTALK, Ltd., a precursor company to the DSP Group, Inc. Previously, Dr. Cuperman had been employed by Tadiran Limited of Tel Aviv, Israel as Chief Scientist in the Digital Communications Division from 1983 to 1984 and as Project and Group Leader from 1974 to 1980. Dr. Cuperman holds a Ph.D. and an M.S.E.E. from the University of California, Santa Barbara ("UCSB") and an M.S.E.E. from the Polytechnic of Bucharest.

  Francis X. Dzubeck is President and Chief Executive Officer of Communications Network Architects, Inc. ("CNA"), an international consulting firm he founded in 1973. CNA's clients include commercial and government users, communications carriers, computer and communications vendors, the venture capital and investment banking communities and public relations firms. Mr. Dzubeck holds an M.S.E.E. from Columbia University and a B.S.E.E. from the New Jersey Institute of Technology.

  Ira Fuchs is Vice President for Computing and Information Technology at Princeton University, Princeton, New Jersey, where he leads the University's efforts in academic and administrative computing. Mr. Fuchs has been involved in the creation of a high speed telecommunications infrastructure for the University. In 1981, Mr. Fuchs founded the BITNET Network, an academic telecommunications network. Mr. Fuchs also presently serves as Chief Scientist for the Journal Storage project (JSTOR), a project designed to create a digital library for out-of-print scholarly journals, for the Andrew W. Mellon Foundation. Mr. Fuchs has previously served as Vice Chancellor for University Systems at The City University of New York. Mr. Fuchs holds an M.S. and B.S. from Columbia University.

  Allen Gersho, Ph.D. has been a Professor of Electrical and Computer Engineering at UCSB since 1980. Dr. Gersho's work is primarily in the field of speech coding. Dr. Gersho and his UCSB research staff were pioneers in the application of vector quantization to signal compression and several of the coding techniques developed by his group have become widely used in speech coding algorithms and in national and international standards. Dr. Gersho has authored or co-authored over 250 research papers, more than a dozen of which are reprinted in various books of collected benchmark papers in signal processing, communications and quantization. From 1963 to 1980, Dr. Gersho served as a member of the technical staff at AT&T Bell Laboratories. Dr. Gersho holds Ph.D. and M.S.E.E. degrees from Cornell University and a B.S.E.E. from M.I.T.

  Martin Mazner has been Vice President and General Manager of the BookMaker division of the ForeFront Group, Inc. since June 1996. From June 1992 to June 1996, Mr. Mazner was President and Chief Executive Officer of BookMaker Corporation. From 1990 to 1992, Mr. Mazner served as Vice President of Marketing for PowerUp Software Corporation. Prior thereto, from 1986 to 1990, Mr. Mazner served as Publisher of MacUser Magazine, a division of Ziff Davis Publishing Company. Mr. Mazner holds a B.A. degree from California State University, Northridge.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Company formed a Compensation Committee in December 1995. The Compensation Committee currently consists of Messrs. Geary, Fillat and Roux, none of whom is an employee of the Company. In December 1995, the Company sold 2,000,000 shares of Series A Preferred Stock to certain entities managed by Advent International Corporation and 2,000,000 shares of Series A Preferred Stock to certain entities managed by North Bridge for a purchase price of $1.00 per share. Mr. Geary is a Principal of North Bridge and Mr. Fillat is a Senior Vice President of Advent. See "Certain Transactions."

EXECUTIVE COMPENSATION

  The following table provides information concerning compensation paid to or earned by the Chief Executive Officer of the Company for the years ended June 30, 1996 and 1995 and the period from Inception (August 20, 1993) to June 30, 1994 and the next four most highly compensated Executive Officers of the Company for such periods (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                         LONG TERM
                                                                        COMPENSATION
                                                                        ------------
                                        ANNUAL COMPENSATION
                             ------------------------------------------  SECURITIES
                                                         OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  PERIOD BASE SALARY  BONUS  COMPENSATION(1)   OPTIONS    COMPENSATION(2)
- ---------------------------  ------ ----------- ------- --------------- ------------ ---------------
Michael Goldstein ......      1996   $117,500   $30,000     $   --            --         $3,567
 President and Chief          1995   $101,458   $   --      $   --         40,000        $3,317
 Executive Officer            1994   $ 33,333   $   --      $30,000       625,000        $3,095
Kenneth H. Traub........      1996   $100,000   $25,000     $   --            --         $  250
 Executive Vice Presi-        1995   $ 41,667   $   --      $17,015       150,000        $  --
 dent, Chief                  1994   $    --    $   --      $   --            --         $  --
 Financial Officer and
 Secretary
J. Gerard Aguilar.......      1996   $ 70,000   $20,000     $   --            --         $  --
 Vice President, Re-          1995   $ 60,833   $15,000     $   --            --         $  --
 search and                   1994   $ 20,000   $   --      $   --            --         $  --
 Development
Steven J. Ott ..........      1996   $136,476   $   --      $13,766           --         $  --
 Vice President, Sales        1995   $ 65,000   $   --      $   --        400,000        $  --
                              1994   $    --    $   --      $   --            --         $  --
Kenneth W. Whittington..      1996   $ 96,551   $15,000     $   --            --         $  --
 Vice President, Product      1995   $    --    $   --      $   --        150,000        $  --
 Development                  1994   $    --    $   --      $   --            --         $  --

- --------

(1) Other Annual Compensation consists solely of relocation payments.

(2) All Other Compensation consists of life and disability insurance premiums of $3,095, $3,317 and $3,567 paid on behalf of Mr. Goldstein in 1994, 1995, and 1996, respectively, and $250 paid on behalf of Mr. Traub in 1996.

EMPLOYMENT AGREEMENTS

  Michael Goldstein, President and Chief Executive Officer of the Company, has a three-year employment agreement with the Company which commenced in January 1994. Mr. Goldstein currently receives an annual base salary of $140,000 and is entitled to bonuses for each fiscal year if the Company achieves certain financial and other benchmarks which the Company and Mr. Goldstein will endeavor to establish each fiscal year. At the time he began his employment with the Company, Mr. Goldstein purchased 125,000 shares of Common Stock from the Company and 375,000 shares of Common Stock from a stockholder of the Company for an aggregate purchase price of $6,000. In the event that Mr. Goldstein's employment agreement is terminated prior to January 3, 1997, the Company and the above-referenced stockholder shall have the option to repurchase 31,250 and 93,750 shares of Common Stock, respectively, from Mr. Goldstein at an aggregate purchase price of $375 and $1,125, respectively (the "Purchase Option"). Notwithstanding the foregoing, in the event Mr. Goldstein's employment agreement is terminated (i) by the Company without Cause (as defined in the employment agreement) based upon a determination by the Company's Board of Directors that Mr. Goldstein's performance has not been satisfactory for any reason, or (ii) by Mr. Goldstein because of an uncured material breach of the employment agreement by the Company, the Purchase Option shall immediately expire.

  Kenneth H. Traub, Executive Vice President, Chief Financial Officer and Secretary of the Company, has a three-year employment agreement with the Company which commenced in February 1995. Mr. Traub currently receives an annual base salary of $115,000.

  J. Gerard Aguilar, Vice President, Research and Development of the Company, has a five-year employment agreement with the Company which commenced in February 1994. Mr. Aguilar currently receives an annual base salary of $90,000.

  Steven J. Ott, Vice President, Sales of the Company, has a four-year employment agreement with the Company which commenced in August 1994. Mr. Ott currently receives an annual base salary of $80,000 and commissions on sales on terms negotiated between the Company and Mr. Ott.

  Kenneth W. Whittington, Vice President, Product Development of the Company, has a three-year employment agreement with the Company which commenced in April 1995. Mr. Whittington receives an annual base salary of $110,000.

  All of the foregoing employment agreements are automatically renewable for successive one-year terms unless terminated by either party.

  Under the employment agreements for each of Messrs. Goldstein, Traub, Aguilar, Ott and Whittington, if any of them, respectively, is dismissed for any reason other than Cause (as defined in their respective employment agreements), death or disability, or in the case of Messrs. Goldstein and Traub if the employment agreement is not extended at the end of the Term (as defined in their respective employment agreements), he shall be entitled to receive an amount equal to, in the case of Messrs. Goldstein, Traub and Whittington, nine months salary at his then current rate, in the case of Mr. Ott six months salary at his then current rate, and in the case of Mr. Aguilar, his salary at his then current rate for the shorter of (i) nine months or (ii) the remainder of his then current Term.

  All of the employment agreements grant to the Company the rights to any information created, discovered or developed by the executive which is related to or useful in the business of the Company. The employment agreements prohibit the executive from disclosing the Company's proprietary information and contains certain covenants by the executive not to compete with the Company.

1994 STOCK OPTION PLAN

  On January 3, 1994, the Board of Directors of the Company adopted and the stockholders of the Company approved, the 1994 Stock Option Plan (the "1994 Plan"), as amended. The 1994 Plan permits the granting of options to purchase an aggregate of 4,700,000 shares of the Company's Common Stock to key employees of, and consultants to, the Company as well as to directors of the Company whether or not employees. Options granted under the 1994 Plan may be either incentive stock options ("ISOs") or options which do not qualify as ISOs ("non-ISOs").

  The 1994 Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors, which currently consists of Messrs. Fillat, Geary and Roux. Subject to the provisions of the 1994 Plan, the Board of Directors or the Committee has the authority to determine the individuals to whom stock options will be granted, the number of shares to be covered by each option, the option price, the type of option, the option period, the vesting restrictions, if any, with respect to the exercise of the option, the terms for the payment of the option price and other terms and conditions. Payment for shares acquired upon exercise of an option may be made in cash and/or such other form of payment as may be permitted under the applicable option agreement, including without limitation, previously owned shares of Common Stock.

  The exercise price for shares covered by an ISO may not be less than 100% of the fair market value of the Common Stock on the date of grant (110% in the case of a grant to an employee who owns 10% or more of the total combined voting power of all classes of stock of the Company or any subsidiary (a "10% Stockholder")). The exercise price for shares covered by a non-ISO may not be less than the par value of the Common Stock at the date of grant. Unless otherwise approved by the Board of Directors or the Committee, an option may not be exercised during the first six months after the date of its grant. All options must expire no later than ten years (five years in the case of an ISO granted to a 10% Stockholder) from the date of grant. In general, no option may be exercised more than three months after the termination of the optionee's service with the Company and any of its subsidiaries. However, the three month period is extended to one year if the optionee's service is terminated by reason of disability or death. No individual may be granted ISOs that become exercisable for the first time in any calendar year for Common Stock having a fair market value at the time of grant in excess of $100,000.

  Unless otherwise determined by the Committee in an option agreement with respect to any particular option, if any event constituting a "Change in Control of the Company" (as defined in the 1994 Plan) shall occur, all options granted under the 1994 Plan which are outstanding at the time a Change in Control of the Company shall occur shall immediately become exercisable.

  Options may not be transferred during the lifetime of an optionee. Subject to certain limitations set forth in the Plan and applicable law, the Board of Directors may amend or terminate the Plan. By its own terms, the Plan will terminate on January 2, 2004.

 Option Exercises and Fiscal Year Values

  None of the Named Executive Officers exercised options during the fiscal year ended June 30, 1996. The following table provides information regarding the number of shares covered by both exercisable and unexercisable stock options as of June 30, 1996 and the values of "in-the-money" options as of that date. An option is "in-the-money" if the per share fair market value of the underlying stock exceeds the option exercise price per share.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              VALUE OF
                                    NUMBER OF                UNEXERCISED
                              SECURITIES UNDERLYING         IN-THE-MONEY
                             UNEXERCISED OPTIONS AT          OPTIONS AT
                                 FISCAL YEAR END         FISCAL YEAR END(1)
                            ------------------------- -------------------------
           NAME             EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
           ----             ----------- ------------- ----------- -------------
Michael Goldstein..........   547,812      117,188    $3,570,778   $  761,722
Kenneth H. Traub...........    84,375       65,625    $  569,531   $  442,969
J. Gerard Aguilar..........       --           --            --           --
Steven J. Ott..............   203,125      196,875    $1,421,875   $1,378,125
Kenneth W. Whittington.....       --       150,000           --    $1,012,500

- --------
(1) Based on the difference between the option exercise price and the assumed initial public offering price of $7.50 share.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  As permitted by the Delaware General Corporation Law (the "Delaware Law"), the Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Company or its stockholders for monetary damages for breach of their fiduciary duty to the maximum extent permitted by the Delaware Law. The Delaware Law does not permit liability to be eliminated (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. The provision does not apply to claims against a director for violations of certain laws, including federal securities laws. In addition, as permitted in
Section 145 of the Delaware Law, the Certificate of Incorporation and By-Laws of the Company provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware Law, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. The By-Laws also provide that the Company shall advance expenses to directors and officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

  Each of the Employment Agreements with Messrs. Goldstein, Traub, Aguilar, Ott and Whittington provides for indemnification to the maximum extent permitted by applicable law. The Company will enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnification allowed to directors and executive officers by the Delaware Law, subject to certain exceptions, as well as certain additional procedural protections. In addition, the indemnification agreements will provide generally that the Company will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

  The indemnification provisions in the Company's Certificate of Incorporation, By-Laws, the indemnification agreements to be entered into between the Company and its directors and executive officers and each of the Employment Agreements with Messrs. Goldstein, Traub, Aguilar, Ott and Whittington, may permit indemnification for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  The Company currently expects to carry director and officer liability insurance following this offering.

                             CERTAIN TRANSACTIONS

  From August 1993 to January 1994, the Company sold an aggregate of 6,245,000 shares of Common Stock to various officers, directors, advisors and other persons for an aggregate of $33,507, including 3,480,000 to J. Gerard Aguilar, 840,000 to each of Jordan S. Davis, Mitchell Davis and Kenneth H. Traub, 125,000 shares to Michael Goldstein and 120,000 shares to Dr. Allen Gersho.

  In March 1994, the Company sold an aggregate of 2,000,000 units at a price of $0.25 per unit, each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock at a purchase price of $0.75 per share. David J. Roux, Abel Aguilar, J. Gerard Aguilar's father, Edward Goldstein, Michael Goldstein's father, William and Sheila Davis, Jordan Davis' parents, and Steven J. Bier, Burton and Elaine Traub, Gary Traub, Paul Traub and George and Lorraine Zimmerman, Kenneth H. Traub's brother-in-law, parents, brother, brother, and father-in-law and mother-in-law, respectively, purchased 80,000, 80,000, 60,000, 35,000, 30,000, 20,000, 10,000, 10,000 and 10,000
units, respectively, on the same terms as all of the other purchasers of units. See "Description of Securities--Warrants."

  From November 1994 through February 1995, the Company sold an aggregate of 3,300,000 shares of Common Stock at a price of $0.75 per share. Edward Goldstein, Steven J. Bier and Burton and Elaine Traub purchased 50,000, 30,000 and 10,000 shares of Common Stock, respectively, on the same terms as all of the other purchasers of shares.

  In December 1995, the Company sold 2,000,000 shares of Series A Preferred Stock to entities of which Advent is a general partner and 2,000,000 shares of Series A Preferred Stock to North Bridge at a price of $1.00 per share. Each of Messrs. Fillat, a Senior Vice President of Advent, Geary, a Principal of North Bridge, and Schell serves on the Board of Directors pursuant to a voting agreement entered into in connection with the sale of the Series A Preferred Stock. See "Management."

  In March 1996, the Company sold 1,000,000 shares of Series A Preferred Stock to Netscape at a price of $1.00 per share. Richard M. Schell, a Director of the Company, is Vice President, Engineering of Netscape. Further, the Company and Netscape are parties to a software license agreement pursuant to which Netscape has a license to use and distribute certain of Voxware's products, including the RT24 codec. The Netscape License Agreement provides for Netscape to pay quarterly license fees to the Company for certain "basic" products. See "Business--Strategic Relationships and Licensees." During the fiscal year ended June 30, 1996 the

Company derived $500,000 of its revenues from Netscape pursuant to the Netscape License Agreement, representing approximately 31% of the Company's revenues during the fiscal year.

  In March 1996, the Company sold 1,000,000 shares of Series A Preferred Stock to Intel at a price of $1.00 per share.

  Each share of Series A Preferred Stock will automatically convert into one share of Common Stock effective upon the closing of this offering. The holders of Series A Preferred Stock will, however, be entitled to certain registration rights with respect to the shares of Common Stock issuable upon the conversion of the Series A Preferred Stock. See "Description of Securities--Registration Rights."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 30, 1996 and as adjusted to reflect the sale of shares offered hereby, by (i) each person or entity who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors and (iii) all executive officers and directors as a group. Unless indicated otherwise, the address of each of these persons is c/o Voxware, Inc., 305 College Road East, Princeton, New Jersey 08540.

                                           NUMBER OF
                                      SHARES BENEFICIALLY   PERCENTAGE OF SHARES
                                          OWNED (1)(2)       BENEFICIALLY OWNED
                                      -------------------- ----------------------
                                                           PRIOR TO THE AFTER THE
NAME AND ADDRESS OF BENEFICIAL OWNER         NUMBER          OFFERING   OFFERING
- ------------------------------------  -------------------- ------------ ---------
J. Gerard Aguilar..................         3,005,000          16.8%      13.7%
Advent International Group(3)......         2,000,000          11.2        9.1
 101 Federal Street
 Boston, MA 02110
North Bridge Venture Management,            2,000,000          11.2        9.1
 L.P.(4)...........................
 404 Wyman Street, Suite 365
 Waltham, MA 02154
Michael Goldstein(5)...............         1,041,875           5.6        4.6
Netscape Communications Corpora-            1,000,000           5.6        4.6
 tion(6)...........................
 501 East Middlefield Road
 Mountain View, CA 94043
Intel Corporation(6)...............         1,000,000           5.6        4.6
 2200 Mission College Boulevard
 Santa Clara, CA 95052
Kenneth H. Traub(7)................           893,750           5.2        4.1
Jordan S. Davis and Maria T. Davis            818,000           4.6        3.7
 JTWROS............................
David J. Roux(8)...................           227,486           1.3        1.0
Steven J. Ott(9)...................           225,000           1.2        1.1
Richard M. Schell(10)..............            60,000             *          *
Kenneth W. Whittington(11).........            37,500             *          *
Stuart R. Patterson(12)............            12,000             *          *
Andrew I. Fillat(13)...............             7,857             *          *
William J. Geary(4)................                --            --         --
Nicholas Narlis....................                --            --         --
All Directors and Executive Offi-
 cers as a group (12 persons)......        11,320,611          59.6       49.2

- --------

 *  Less than 1% of outstanding shares of Common Stock.

(1) Number of shares beneficially owned is determined by assuming that options that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised or converted. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) If the Underwriters' over-allotment option is exercised in full, 56 Selling Stockholders will sell an aggregate of 600,000 shares of Common Stock. No officer, director, principal stockholder or affiliate of the Company is a Selling Stockholder. Mitchell Davis (2.6%) and Voice Tech Ventures (2.3%) are the only Selling Stockholders who will own more than one percent (1%) of the shares outstanding after the offering. The maximum number of shares to be sold by any Selling Stockholder is 114,328 shares, consisting of less than 1% of the outstanding shares of Common Stock. To the extent that the Underwriters' over-allotment option is not exercised in full, the Selling Stockholders will each be entitled to sell a pro rata number of the shares sought to be included in the over-allotment option.

 (3) Includes the ownership by the following venture capital funds managed by Advent International Corporation: 5,000 shares owned by Advent International Investors II Limited Partnership, 500,000 shares owned by Adtel Limited Partnership, 800,000 shares owned by Advent Crown Fund C.V., 350,000 shares owned by Adwest Limited Partnership, 27,025 shares owned by Advent Israel (Bermuda) Limited Partnership, 222,975 shares owned by Advent Israel Limited Partnership and 95,000 shares owned by Advent Partners Limited Partnership. In its capacity as manager of these funds, Advent International Corporation exercises sole voting and investment power with respect to all shares held by these funds. Advent International Corporation exercises its voting and investment power through a group of three persons none of whom may act independently and a majority of whom must act in concert to exercise voting or investment power over the beneficial holdings of such entity. Therefore, no individual in this group is deemed to share voting or investment power.

 (4) Includes 2,000,000 shares of Common Stock issuable upon the conversion of shares of Series A Preferred Stock held by North Bridge Venture Partners, L.P., of which North Bridge Venture Management, L.P. is the general partner. Mr. Geary is a Principal of North Bridge Venture Partners, L.P. North Bridge Venture Management, L.P. has three general partners, none of whom may act independently and their unanimous consent is required to exercise voting or investment power over the beneficial holdings of such entity. Therefore, no individual in this group is deemed to share voting or investment power.

 (5) Includes 125,000 shares and 375,000 shares of Common Stock owned by Mr. Goldstein which may be repurchased by the Company and another stockholder of the Company, respectively, in the event Mr. Goldstein's employment agreement with the Company shall be terminated at any time prior to January 3, 1997. Includes 586,875 shares of Common Stock issuable upon the exercise of stock options. See "Management--Employment Agreements."

 (6) Consists of 1,000,000 shares of Common Stock issuable upon conversion of 1,000,000 shares of Series A Preferred Stock.
 (7) Includes 93,750 shares of Common Stock issuable upon the exercise of stock options.
 (8) Includes 67,486 shares of Common Stock issuable upon the exercise of stock options and 80,000 shares of Common Stock issuable upon the exercise of warrants.
 (9) Includes 225,000 shares of Common Stock issuable upon the exercise of stock options.

(10) Richard M. Schell is not deemed to have shared voting or investment power over the shares owned by Netscape. The shares owned by Netscape are voted by its President and Chief Executive Officer or his designee.

(11) Includes 37,500 shares of Common Stock issuable upon the exercise of stock options.

(12) Includes 12,000 shares of Common Stock issuable upon the exercise of stock options.

(13) Includes 7,857 shares which are indirectly owned as a limited partner of Advent Partners Limited Partnership. Mr. Fillat is a Senior Vice President of Advent International Corporation, the venture capital firm which is the manager of the funds affiliated with the Advent
     International Group. Mr. Fillat disclaims beneficial ownership of the remaining shares held by the Advent International Group.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

  The authorized capital stock of the Company includes 40,000,000 shares of Common Stock, par value $.001 per share. At June 30, 1996, there were 11,895,000 shares of Common Stock outstanding, held by 174 stockholders of record. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock are not entitled to cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All the outstanding shares of Common Stock are, and the shares to be sold in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix the relative rights, preferences and limitations of the shares within each series, including the dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights and the number of shares constituting any series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting and other rights of holders of Common Stock and, under certain circumstances, make it more difficult or costly for a third party to acquire, or discourage a third party from attempting to acquire, control of the Company. The Company has no present plans to issue any shares of preferred stock.

WARRANTS

  The Company has issued warrants to purchase 2,000,000 shares of Common Stock of the Company, of which 1,770,000 were outstanding as of June 30, 1996. The Warrants entitle a registered holder thereof to purchase at a price of $0.75, subject to adjustment in certain circumstances, at any time prior to the close of business on March 23, 1999, one share of Common Stock. In lieu of paying cash upon the exercise of the Warrants, the holders of Warrants have the right to have the Company convert, without the payment of cash, all or a portion of the Warrants into shares of Common Stock at a rate of two Warrants for each share of Common Stock. Upon the consummation of this offering, the Warrants will become redeemable at a price of $0.01 per Warrant at any time on not less than 30 days prior notice from the Company.

  The exercise price of the Warrants and the number and kind of shares of Common Stock or other securities and property issuable upon exercise of the Warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or subdivision of the Common Stock. Additionally, except in the case of a Qualified Transaction, an adjustment will be made upon a merger, consolidation, sale of all or substantially all of the assets of the Company, or recapitalization or other similar transaction in order to enable holders of Warrants to purchase the kind and number of shares of stock or other securities or property (including cash) receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon exercise of the Warrants.

REGISTRATION RIGHTS

  After this offering, the holders of 6,000,000 shares of outstanding Common Stock will have the right at any time after the six month period following the closing of the offering to require the Company to register their shares of Common Stock under the Securities Act. In addition, the holders of those shares have certain "piggy-back" registration rights and rights to require the Company to register all or a portion of their shares on Form S-3 to the extent that form is available to the Company for registration of shares. In addition, the Company has an obligation to register up to 3,300,000 shares of Common Stock (the "Second Placement Shares"), which were sold by the Company in a private placement between November 1994 and February 1995, within 12 months following the closing of the offering; provided, that the Company will not be obligated to register Second Placement Shares for any holder who could then sell all of his, her or its holding of Second Placement Shares under Rule 144. The Company believes that nearly all holders of Second Placement Shares will be able to sell all of their shares under Rule 144 within 12 months after the offering and therefore the registration obligation will apply to few, if any, Second Placement Shares. Registration and sale of shares of Common Stock could have an adverse effect on the trading price of the Common Stock.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

  Upon the consummation of the offering, the Company will be subject to the provisions of Section 203 of the Delaware Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations from engaging, under certain circumstances, in a "business combination" with any "interested stockholder" (defined generally as a stockholder who acquired 15% or more of the corporation's outstanding voting stock without the prior approval of the corporation's board of directors) for three years following the time that such stockholder became an "interested stockholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholder's amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law. The existence of this provision would be expected to have the effect of discouraging takeover attempts, including attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders. In addition, the Certificate of Incorporation, as amended, provides that upon the closing of the offering, the stockholders of the Company may consent in writing to an action in lieu of an annual or special meeting of stockholders only by the consent of the holders of all of the outstanding stock of the Company. Subject to, and upon the consummation of, the offering, the Company's Certificate of Incorporation will be amended to provide that directors of the Company shall be divided into three classes, as nearly equal in number as possible. See "Management--Executive Officers and Directors."


TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a substantial number of shares of the Company's Common Stock could have the effect of depressing the prevailing market price of its Common Stock. Upon completion of this offering, the Company will have a total of 21,895,000 shares of Common Stock outstanding, assuming no exercise of stock options and warrants after June 30, 1996. The Company believes that substantially all of the warrants to purchase 1,770,000 shares of Common Stock outstanding as of June 30, 1996 will be exercised prior to or promptly following the closing of this offering. Of the 21,895,000 shares outstanding, the 4,000,000 shares of Common Stock offered hereby will be freely tradeable without restriction under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 17,895,000 shares of Common Stock outstanding are "restricted shares" as that term is defined by Rule 144 as promulgated under the Securities Act. None of these 17,895,000 shares will be immediately saleable in the public market following the date of this Prospectus. Beginning 180 days after the date of this Prospectus (or earlier with the written consent of Montgomery Securities, on behalf of the Underwriters), 17,731,000 shares of Common Stock will become eligible for sale upon the expiration of lock-up agreements between the Underwriters and the holders of such shares, subject to compliance with Rule 144 or Rule 701 of the Securities Act.

  As of June 30, 1996, options to purchase a total of 2,522,300 shares of Common Stock were outstanding, and there were 2,197,700 shares of Common Stock available for future option grants under the Company's 1994 Stock Option Plan. 1,835,000 of the shares issuable pursuant to outstanding options are subject to lock-up restrictions for a period of 180 days as described above. In addition, the Company has warrants outstanding to purchase an aggregate of 1,770,000 shares of Common Stock for $0.75 per share, of which 1,735,000 shares are subject to lock-up restrictions for a period of 180 days as described above. See "Management--1994 Stock Option Plan," "Description of Securities--Warrants," "Underwriting" and "Note 4 of "Notes to Financial Statements."'

  Rule 701 under the Securities Act provides that, beginning 90 days after the date of this Prospectus, shares of Common Stock acquired upon the exercise of outstanding options may be resold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates subject to all provisions of Rule 144 except its two-year minimum holding period. The Company intends to file a Registration Statement on Form S-8 under the Securities Act to register shares of Common Stock subject to stock options which will permit the resale of such shares, subject to the Rule 144 volume limitations applicable to affiliates, vesting restrictions with the Company and lock-up agreements between the optionholders and the Underwriters.

  Prior to this offering, there has been no public trading market for the Common Stock. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing prices for the Common Stock and could impair the Company's ability to raise additional capital through the sale of its equity securities.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), represented by Montgomery Securities, Alex. Brown & Sons Incorporated and Oppenheimer & Co., Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of such shares, if any are purchased.

                                                                       NUMBER OF
   UNDERWRITER                                                          SHARES
   -----------                                                         ---------
   Montgomery Securities .............................................
   Alex. Brown & Sons Incorporated....................................
   Oppenheimer & Co., Inc.............................................
                                                                       ---------
     Total............................................................ 4,000,000
                                                                       =========

  The Representatives have advised the Company that the Underwriters initially propose to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to selected dealers a concession of not more than $ per share; and the Underwriters may allow, and such dealers may reallow, a concession of not more than $ per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

  The Selling Stockholders have granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 600,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial 4,000,000 shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

  Each director and officer of the Company and certain other holders of Common Stock prior to this offering have agreed, subject to certain limited exceptions, not to sell or offer to sell or otherwise dispose of any shares of Common Stock currently held by them, any right to acquire any shares of Common Stock or any securities exercisable for or convertible into any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Montgomery Securities. Montgomery Securities may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, the Company has agreed that for a period of 180 days after the date of this Prospectus it will not, without the prior written consent of Montgomery Securities, issue, offer, sell, grant options to purchase or otherwise dispose of any equity securities or securities convertible into or exchangeable for equity securities except for shares of Common Stock offered hereby and shares issued pursuant to outstanding options and warrants. See "Management--1994 Stock Option Plan" and "Description of Securities-- Warrants."

  The Underwriting Agreement provides that the Company and the Selling Stockholders will indemnify the Underwriters and their controlling persons against liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

  The Representatives have advised the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

  Prior to this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations will be the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations and financial performance, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the market prices of publicly traded common stocks of comparable companies in recent periods.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York. Ropes & Gray, Boston, Massachusetts will pass upon certain legal matters relating to the offering for the Underwriters. Attorneys at Fulbright & Jaworski L.L.P. own 140,000 shares of Common Stock of the Company and warrants to purchase 20,000 shares of Common Stock.

                                    EXPERTS

  The financial statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-1 (together with all amendments thereto, the "Registration Statement"), under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. With respect to each contract, agreement or other document referred to in this prospectus and which is filed as an exhibit to the Registration Statement, reference hereby is made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and exhibits and schedules thereto. The Registration Statement filed by the Company, including exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Midwest Regional Office of the Commission located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material, when filed, may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent public accountants and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

  On February 6, 1996, the Company engaged Arthur Andersen LLP as its independent public accountants and dismissed the Company's former auditors. The decision to change accountants was recommended by the Audit Committee of the Board of Directors and approved by the Board of Directors. The financial statements of the Company as of June 30, 1994, 1995 and 1996 and for the period from Inception (August 20, 1993) to June 30, 1994 and for the years ended June 30, 1995 and 1996, have been audited by Arthur Andersen LLP. The former auditors were retained by the Company since its Inception. The former auditor's reports for the period from Inception to May 31, 1994 and the year ended May 31, 1995, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of the Company's financial statements for the period from Inception (August 20, 1993) to May 31, 1994 and for the year ended May 31, 1995 and in the subsequent interim period prior to the dismissal, there were no disagreements with the former auditors on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the former auditor's satisfaction, would have caused them to make reference to the subject matter in their report. Prior to retaining Arthur Andersen LLP, the Company did not consult with Arthur Andersen LLP regarding the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on the Company's financial statements or any other matter.

                                 VOXWARE, INC.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................. F-2
Balance Sheets............................................................ F-3
Statements of Operations.................................................. F-4
Statements of Redeemable Convertible Preferred Stock and Stockholders'
 Equity (Deficit)......................................................... F-5
Statements of Cash Flows.................................................. F-6
Notes to Financial Statements............................................. F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Voxware, Inc.:

  We have audited the accompanying balance sheets of Voxware, Inc. (a Delaware corporation) as of June 30, 1995 and 1996 and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the period from Inception (August 20, 1993) to June 30, 1994 and for the two years ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Voxware, Inc. as of June 30, 1995 and 1996 and the results of its operations and its cash flows for the period from Inception (August 20, 1993) to June 30, 1994 and for the two years ended June 30, 1996, in conformity with generally accepted accounting principles.

                                         ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
July 12, 1996

                                 VOXWARE, INC.

                                 BALANCE SHEETS

                                                                    PRO FORMA
                                                                  STOCKHOLDERS'
                                               JUNE 30,              EQUITY
                                        ------------------------  JUNE 30, 1996
                                           1995         1996       (UNAUDITED)
                                        -----------  -----------  -------------
                ASSETS
Current assets:
  Cash and cash equivalents............ $ 1,523,054  $ 3,836,836
  Accounts receivable, net of allowance
   for doubtful accounts of $25,000 at
   June 30, 1996.......................         --       469,750
  Prepaid expenses.....................       5,440       54,358
                                        -----------  -----------
    Total current assets...............   1,528,494    4,360,944
Property and equipment, net............     128,769      610,973
Other assets, net......................       9,564      364,536
                                        -----------  -----------
                                        $ 1,666,827  $ 5,336,453
                                        ===========  ===========
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
Current liabilities:
  Accounts payable..................... $   110,530  $   193,944
  Accrued compensation and benefits....         --       109,875
  Other accrued expenses...............         --        60,664
  Deferred revenues....................         --       109,123
                                        -----------  -----------
    Total current liabilities..........     110,530      473,606
                                        -----------  -----------
Redeemable Series A Convertible
 Preferred Stock.......................         --     5,938,325   $       --
                                        -----------  -----------   -----------
Commitments and contingencies (Note 6)
Stockholders' equity (deficit):
  Preferred stock, $.001 par value,
   10,000,000 shares authorized;
   6,000,000 Redeemable Series A
   Convertible shares issued and
   outstanding in 1996; no shares
   issued and outstanding pro forma....         --           --            --
  Common stock, $.001 par value,
   40,000,000 shares authorized;
   11,545,000 and 11,895,000 shares
   issued and outstanding; 17,895,000
   shares issued and outstanding pro
   forma...............................      11,545       11,895        17,895
  Additional paid-in capital...........   2,929,040    3,171,190     9,103,515
  Accumulated deficit..................  (1,384,288)  (4,258,563)   (4,258,563)
                                        -----------  -----------   -----------
    Total stockholders' equity
     (deficit).........................   1,556,297   (1,075,478)    4,862,847
                                        -----------  -----------   -----------
                                        $ 1,666,827  $ 5,336,453   $ 5,336,453
                                        ===========  ===========   ===========

        The accompanying notes are an integral part of these statements.

                                 VOXWARE, INC.

                            STATEMENTS OF OPERATIONS

                                       PERIOD FROM
                                        INCEPTION
                                    (AUGUST 20, 1993)   YEAR ENDED JUNE 30,
                                       TO JUNE 30,    ------------------------
                                          1994           1995         1996
                                    ----------------- -----------  -----------
Revenues:
  Product revenues................      $     --      $       --   $ 1,494,075
  Service revenues................            --              --       112,963
                                        ---------     -----------  -----------
    Total revenues................            --              --     1,607,038
                                        ---------     -----------  -----------
Cost of revenues:
  Cost of product revenues........            --              --        17,285
  Cost of service revenues........            --              --        28,129
                                        ---------     -----------  -----------
    Total cost of revenues........            --              --        45,414
                                        ---------     -----------  -----------
    Gross profit..................            --              --     1,561,624
                                        ---------     -----------  -----------
Operating expenses:
  Research and development........         93,372         536,581    2,496,717
  Sales and marketing.............          9,158         331,728    1,084,280
  General and administrative......        112,978         365,411      979,796
                                        ---------     -----------  -----------
    Total operating expenses......        215,508       1,233,720    4,560,793
                                        ---------     -----------  -----------
    Operating loss................       (215,508)     (1,233,720)  (2,999,169)
Interest income...................            --           64,940      131,857
                                        ---------     -----------  -----------
Net loss..........................      $(215,508)    $(1,168,780) $(2,867,312)
                                        =========     ===========  ===========
Pro forma net loss per share
 (unaudited)......................                                 $     (0.16)
                                                                   ===========
Shares used in computing pro forma
 net
 loss per share (unaudited).......                                  17,583,980
                                                                   ===========


        The accompanying notes are an integral part of these statements.

                                 VOXWARE, INC.

 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)

                                                     STOCKHOLDERS' EQUITY (DEFICIT)
                                          ------------------------------------------------------
                            REDEEMABLE
                             SERIES A        COMMON STOCK    ADDITIONAL
                            CONVERTIBLE   ------------------  PAID-IN   ACCUMULATED
                          PREFERRED STOCK   SHARES   AMOUNT   CAPITAL     DEFICIT       TOTAL
                          --------------- ---------- ------- ---------- -----------  -----------
  Sale of common stock
   to founding
   stockholders.........    $      --      6,000,000 $ 6,000 $   24,567 $       --   $    30,567
  Sale of common stock..           --      2,245,000   2,245    488,927         --       491,172
  Net loss..............           --            --      --         --     (215,508)    (215,508)
                            ----------    ---------- ------- ---------- -----------  -----------
Balance, June 30, 1994..           --      8,245,000   8,245    513,494    (215,508)     306,231
  Sale of common stock..           --      3,300,000   3,300  2,415,546         --     2,418,846
  Net loss..............           --            --      --         --   (1,168,780)  (1,168,780)
                            ----------    ---------- ------- ---------- -----------  -----------
Balance, June 30, 1995..           --     11,545,000  11,545  2,929,040  (1,384,288)   1,556,297
  Sale of Redeemable
   Series A Convertible
   Preferred Stock......     5,931,362           --      --         --          --           --
  Exercise of common
   stock warrants.......           --        230,000     230    172,270         --       172,500
  Exercise of common
   stock options........           --        120,000     120     69,880         --        70,000
  Accretion of
   redemption premium on
   Redeemable Series A
   Convertible Preferred
   Stock................         6,963           --      --         --       (6,963)      (6,963)
  Net loss..............           --            --      --         --   (2,867,312)  (2,867,312)
                            ----------    ---------- ------- ---------- -----------  -----------
Balance June 30, 1996...    $5,938,325    11,895,000 $11,895 $3,171,190 $(4,258,563) $(1,075,478)
                            ==========    ========== ======= ========== ===========  ===========
Pro forma balance after
 conversion of
 Redeemable Series A
 Convertible Preferred
 Stock into common stock
 (Note 1) (unaudited)...    $      --     17,895,000 $17,895 $9,103,515 $(4,258,563) $ 4,862,847
                            ==========    ========== ======= ========== ===========  ===========

        The accompanying notes are an integral part of these statements.

                                 VOXWARE, INC.

                            STATEMENTS OF CASH FLOWS

                                       PERIOD FROM
                                        INCEPTION
                                    (AUGUST 20, 1993)   YEAR ENDED JUNE 30,
                                       TO JUNE 30,    ------------------------
                                          1994           1995         1996
                                    ----------------- -----------  -----------
Operating activities:
 Net loss..........................     $(215,508)    $(1,168,780) $(2,867,312)
 Adjustments to reconcile net loss
  to net cash used in operating
  activities:
  Depreciation and amortization....         3,951          16,659      104,162
  Provision for doubtful accounts..           --              --        25,000
  Changes in assets and
   liabilities:
    Accounts receivable............           --              --      (494,750)
    Prepaid expenses...............           --           (5,440)     (48,918)
    Other assets...................        (6,534)         (3,030)    (354,972)
    Accounts payable...............        52,469          58,061       83,414
    Accrued compensation and
     benefits......................           --              --       109,875
    Other accrued expenses.........           --              --        60,664
    Deferred revenues..............           --              --       109,123
                                        ---------     -----------  -----------
      Net cash used in operating
       activities..................      (165,622)     (1,102,530)  (3,273,714)
                                        ---------     -----------  -----------
Investing activities:
  Purchases of property and
   equipment.......................       (48,820)       (100,559)    (586,366)
                                        ---------     -----------  -----------
Financing activities:
  Sale of Redeemable Series A
   Convertible Preferred Stock.....           --              --     5,931,362
  Proceeds from exercise of common
   stock warrants..................           --              --       172,500
  Proceeds from exercise of common
   stock options...................           --              --        70,000
  Proceeds from sale of common
   stock...........................       521,739       2,418,846          --
                                        ---------     -----------  -----------
      Net cash provided by
       financing activities........       521,739       2,418,846    6,173,862
                                        ---------     -----------  -----------
Increase in cash and cash
 equivalents.......................       307,297       1,215,757    2,313,782
Cash and cash equivalents,
 beginning of period...............           --          307,297    1,523,054
                                        ---------     -----------  -----------
Cash and cash equivalents, end of
 period............................     $ 307,297     $ 1,523,054  $ 3,836,836
                                        =========     ===========  ===========

        The accompanying notes are an integral part of these statements.

                                 VOXWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 The Company

  Voxware, Inc. (the "Company") develops, markets, licenses and supports a comprehensive set of digital speech processing technologies which provide the ability to compress, model and transform speech. The Company licenses its products to leading software, computing and communication companies.

  The market for the Company's products is characterized by rapidly changing technology and evolving industry standards. The introduction of products incorporating new technology and the emergence of new industry standards could render the Company's products obsolete and unmarketable and could exert price pressures on existing products. The Company's ability to anticipate changes in technology and industry standards and successfully develop and introduce new and enhanced products, as well as additional applications for existing products, in each case on a timely basis, will be a critical factor in the Company's ability to grow and to be competitive. The Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. As of June 30, 1996, the Company had an accumulated deficit of $4,258,563. In addition, the Company's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. These factors include the level of usage of the Internet, the budgeting cycles of potential customers, the amount and timing of capital expenditures and other costs relating to the expansion of the Company's operations, the introduction of new products or services by the Company or its competitors, pricing changes in the industry, technical difficulties with respect to the use of products developed by the Company, general economic conditions and economic conditions specific to the Internet. However, the Company believes that adequate capital resources will be available to fund the Company's operations for the year ending June 30, 1997.

  The Company was incorporated in the State of Delaware on August 20, 1993 as Advanced Communication Technologies, Inc. and changed its name to Voxware, Inc. in May 1994. For accounting purposes, the Company emerged from development stage commencing July 1995.

 Unaudited Pro Forma Stockholders' Equity

  In conjunction with the proposed initial public offering of the Company's common stock (the "Offering"), all of the outstanding shares of Redeemable Series A Convertible Preferred Stock will convert into common stock effective upon the closing of the Offering. The unaudited pro forma stockholders' equity at June 30, 1996 reflects the assumed conversion of the Redeemable Series A Convertible Preferred Stock into 6,000,000 shares of common stock (see Note
3).

 Summary of Significant Accounting Policies

  USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  REVENUE RECOGNITION

  The Company generates revenues from two sources: fees from product licenses and fees for services provided. Product licenses include a combination of initial license fees, annual license fees or royalties. Service revenues consist of customer support and engineering fees. Product revenues are generally recognized upon shipment, provided there are no significant post delivery obligations, the payment is due within one year and

                                 VOXWARE, INC.

collection of the resulting receivable is deemed probable. Certain agreements provide for per unit royalties to be paid to the Company based on shipments by customers of units utilizing the Company's products. Royalty revenues are recognized at the time of shipment by the customer. No royalty revenues have been recognized through June 30, 1996. Service revenues from customer support, including amounts bundled with initial or annual license fees, are recognized ratably over the term of the support period, which is typically one year. Revenues from engineering fees are recognized upon customer acceptance or over the period in which services are provided if customer acceptance is not required.

  RESEARCH AND DEVELOPMENT

  Research and development expenditures are charged to operations as incurred. Pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed", development costs incurred in connection with the research and development of software products and enhancements to existing software products are expensed when incurred unless technological feasibility has been established. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant. All research and development costs have been expensed.

  PRO FORMA NET LOSS PER SHARE (UNAUDITED)

  Pro forma net loss per share was calculated by dividing net loss by the weighted average number of common shares outstanding for the respective periods adjusted for the dilutive effect of common stock equivalents, which consist of stock options using the treasury stock method. Pursuant to the requirements of the Securities and Exchange Commission, common stock issued by the Company during the twelve months immediately preceding the initial public offering, plus the number of common equivalent shares which became issuable during the same period pursuant to the grant of common stock options, have been included in the calculation of the shares used in computing pro forma net loss per share as if they were outstanding for all periods presented (using the treasury stock method and the estimated initial public offering price of $7.50 per share). Pursuant to the policy of the Securities and Exchange Commission the calculation of shares used in computing pro forma net loss per share also includes the Redeemable Series A Convertible Preferred Stock which will convert into 6,000,000 shares of common stock effective upon the closing of the Offering.

  CASH AND CASH EQUIVALENTS

  Cash and cash equivalents consist of investments in highly liquid short-term instruments, with original maturities of three months or less.

  PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the useful lives of the assets ranging from three to seven years. Maintenance, repairs and minor replacements are charged to expense as incurred.

  CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash balances and trade receivables. The Company invests its excess cash with highly liquid investments (short-term bank deposits). The Company's customer base principally comprises companies within the software, computer and telecommunications industries. The Company does not require collateral from its customers.

                                 VOXWARE, INC.

  MAJOR CUSTOMERS

  The Company derived approximately 31% of its revenues in the year ended June 30, 1996 from one customer which is a related party (see Note 7).

  STOCK BASED COMPENSATION

  In October 1995, The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") which establishes financial accounting and reporting standards for stock based employee compensation plans. Companies are encouraged, rather than required to adopt a new method that accounts for stock compensation awards based on their fair value using an option pricing model. Companies that do not adopt this method will have to make pro forma disclosures of net income as if the fair value based method of accounting required by this standard had been applied. The Company is required to adopt SFAS No. 123 effective July 1, 1996. The Company has elected to adopt the disclosure requirement of the pronouncement.

2. PROPERTY AND EQUIPMENT:

                                                                 JUNE 30,
                                                            -------------------
                                                              1995      1996
                                                            --------  ---------
     Equipment............................................. $139,817  $ 409,425
     Leasehold improvements................................      --      50,000
     Furniture and fixtures................................    9,562    276,320
                                                            --------  ---------
                                                             149,379    735,745
     Less--Accumulated depreciation........................  (20,610)  (124,772)
                                                            --------  ---------
                                                            $128,769  $ 610,973
                                                            ========  =========

  Depreciation expense was $3,951, $16,659 and $104,162 for the periods ended June 30, 1994, 1995 and 1996, respectively.

3. REDEEMABLE SERIES A CONVERTIBLE PREFERRED STOCK:

  As of June 30, 1996, the Company had 10,000,000 shares of preferred stock authorized of which 6,000,000 were designated, issued and outstanding as $0.001 par value Redeemable Series A Convertible Preferred Stock ("Series A Preferred Stock"). The 6,000,000 shares of Series A Preferred Stock were sold to investors in fiscal 1996 for $1.00 per share resulting in net proceeds to the Company of $5,931,362.

  Each share of Series A Preferred Stock is convertible into one share of the Company's common stock. In addition, effective upon the closing of an initial public offering of the Company's common stock, as defined, all shares of the Series A Preferred Stock will automatically convert into common stock on a one-for-one basis, subject to certain adjustments. Each preferred stockholder is entitled to one vote per share, registration rights, as defined, and dividends when and if declared. No dividends have been declared on the Series A Preferred Stock.

  Subsequent to December 15, 2000, the Series A Preferred Stock is redeemable at the option of a majority of the holders at $1.00 per share plus accrued but unpaid dividends, if any, payable in twelve equal quarterly installments. The Series A Preferred Stock is being accreted to its redemption value.

                                 VOXWARE, INC.

4. STOCKHOLDERS' EQUITY:

 Stock Option Plans

  Pursuant to the 1994 Stock Option Plan (the "Plan"), the Company may grant to eligible individuals incentive stock options as defined in the Internal Revenue Code and nonqualified stock options. An aggregate of 4,700,000 shares of common stock have been reserved for issuance under the Plan. The exercise price for incentive stock options may not be less than 100% (110% for holders of 10% or more of the combined voting power of all classes of stock of the Company) of the fair value of the shares on the date of grant and at least par value for nonqualified stock options. The period during which an option may be exercised will be fixed by the Board of Directors up to a maximum of ten years (five years in case of incentive stock options granted to holders of 10% or more of the combined voting power of all classes of stock of the Company) and vest at the discretion of the Board of Directors.

  The Company has granted a total of 140,000 options at prices ranging from $0.50 to $1.00 outside of the 1994 Stock Option Plan (Outside Options).

  Information relative to the 1994 Stock Option Plan and the Outside Options is as follows:

                                                                      PRICE
                                                         SHARES     PER SHARE
                                                        ---------  ------------
       Granted.........................................   755,000  $0.25--$1.50
                                                        ---------
     Outstanding at June 30, 1994......................   755,000  $0.25--$1.50
       Granted......................................... 1,168,000  $0.50--$0.75
                                                        ---------
     Outstanding at June 30, 1995...................... 1,923,000  $0.25--$1.50
       Granted.........................................   842,300  $0.75--$5.40
       Exercised.......................................  (120,000) $0.25--$0.75
       Canceled........................................  (123,000) $0.75--$1.20
                                                        ---------
     Outstanding at June 30, 1996...................... 2,522,300  $0.25--$5.40
                                                        =========

  As of June 30, 1996, there were 1,090,232 options exercisable at an aggregate price of $845,589. In addition as of June 30, 1996, there were 2,197,700 additional options to purchase common stock available for grant under the 1994 Stock Option Plan.

 Warrants

  In March 1994, the Company sold 2,000,000 shares of common stock and warrants ("Warrants") to purchase an aggregate of 2,000,000 shares of common stock for $0.75 per share, subject to adjustment in certain circumstances. In lieu of paying cash upon the exercise of the Warrants, the Warrant holders have the right to have the Company convert all or a portion of the Warrants into shares of common stock at a rate of two Warrants for each share of common stock. Immediately upon the closing of an initial public offering, as defined, the Warrants will become redeemable at a price of $0.01 per Warrant at any time on not less than 30 days prior written notice from the Company. In June 1996, warrants to purchase 230,000 shares of Common Stock were exercised.

5. INCOME TAXES:

  As of June 30, 1996, the Company had approximately $3,500,000 of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income; such carryforwards begin to expire in 2009. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative

                                 VOXWARE, INC.

ownership change of more than 50% over a three year period. As of June 30, 1996, the effect of such limitations, if imposed, is not expected to be material.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. As of June 30, 1996, the Company had deferred tax assets of approximately $1,645,000 relating primarily to net operating loss carryforwards. The net deferred tax asset has been fully offset by a valuation allowance.

6. COMMITMENTS AND CONTINGENCIES:

  The Company leases its office facility and certain equipment under operating leases with remaining noncancelable lease terms generally in excess of one year. Rent expense was $3,000, $19,500 and $64,182 for the periods ended June 30, 1994, 1995 and 1996, respectively. Future minimum rental payments as of June 30, 1996 are as follows:

            Year Ending June 30,
            1997.............................. $  193,525
            1998..............................    322,350
            1999..............................    383,400
            2000..............................    383,400
            2001..............................    383,400
            2002 and thereafter...............    734,850
                                               ----------
                                               $2,400,925
                                               ==========

  The Company has a $300,000 letter of credit outstanding in connection with the Company's facility lease. Included in other assets as of June 30, 1996 is a $300,000 certificate of deposit which is required to be held as collateral for the letter of credit.

  From time to time the Company is involved in certain legal actions arising in the ordinary course of business. In the opinion of management, the outcome of such actions will not have a material adverse effect on the Company's financial position or results of operations.

  The Company has employment and severance agreements with five officers, the terms of which range from three to five years. The agreements provide for minimum salary levels, adjusted annually at the discretion of the board of directors.

7. RELATED-PARTY TRANSACTIONS:

  The Company derived approximately 31% of its revenues for the year ended June 30, 1996 from Netscape Communications Corporation, which owns 1,000,000 shares of the Series A Preferred Stock (see Note 3).

8. SEGMENT INFORMATION:

  The Company conducts its business within one industry segment. For the year ended June 30, 1996, revenues included $183,989 of sales to customers outside the United States.

                              [VOXWARE LOGO]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been au-thorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securi-ties other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such offer or so-licitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                              -------------------

                               TABLE OF CONTENTS

                              -------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   5
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Capitalization...........................................................  13
Dilution.................................................................  14
Selected Financial Data..................................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  16
Business.................................................................  21
Management...............................................................  34
Certain Transactions.....................................................  41
Principal Stockholders...................................................  43
Description of Securities................................................  45
Shares Eligible for Future Sale..........................................  47
Underwriting.............................................................  48
Legal Matters............................................................  49
Experts..................................................................  49
Additional Information...................................................  49
Index to Financial Statements............................................ F-1

                              -------------------

  Until    , 1996 (25 days after the date of this Prospectus), all dealers ef-
fecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               4,000,000 SHARES

                                   VOXWARE

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                             MONTGOMERY SECURITIES

                              ALEX. BROWN & SONS
                                 Incorporated

                            OPPENHEIMER & CO., INC.

                                       , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the Company's estimates (other than the SEC registration fee and the NASD filing fee) of the expenses in connection with the issuance and distribution of the shares of Common Stock being registered, other than underwriting discounts and commissions:

   SEC registration fee............................................... $ 12,690
   NASD filing fee....................................................    4,180
   Nasdaq National Market listing fee.................................   50,000
   Printing and engraving expenses....................................  125,000
   Legal fees and expenses............................................  225,000
   Accounting fees and expenses.......................................  120,000
   Blue sky fees and expenses.........................................   20,000
   Transfer agent and registrar fees..................................    4,000
   Directors and officers insurance fees..............................  180,000
   Miscellaneous expenses.............................................    9,130
                                                                       --------
     Total............................................................ $750,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

  A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's by-law, agreement, vote or otherwise.

  The Company's Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Company or its stockholders for monetary damages for breach of their fiduciary duty to the maximum extent permitted by the DGCL. The DGCL does not permit liability to be eliminated (i) for any breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted in Section 145 of the DGCL, the Certificate of Incorporation and By-Laws of the Company provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the DGCL, including those circumstances in which indemnification would otherwise be discretionary, subject to certain exceptions. The By-Laws also provide that the Company shall advance expenses to directors and officers incurred in connection with an action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

  Each of the Employment Agreements with Messrs. Goldstein, Traub, Aguilar, Ott and Whittington provides for indemnification to the maximum extent permitted by applicable law. The Company will enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnification allowed to directors and executive officers by the DGCL, subject to certain exceptions, as well as certain additional procedural protections. In addition, the indemnification agreements will provide generally that the Company will advance expenses incurred by directors and executive officers in any action or proceeding as to which they may be entitled to indemnification, subject to certain exceptions.

  The indemnification provisions in the Company's Certificate of Incorporation, By-Laws, the indemnification agreements to be entered into between the Company and its directors and executive officers and each of the Employment Agreements with Messrs. Goldstein, Traub, Aguilar, Ott and Whittington, may permit indemnification for liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  The Company currently expects to carry director and officer liability insurance following this offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  During the past three years, the following shares were sold by the Company without registration under the Securities Act of 1933, as amended (the "Act"). All references to shares of the Company's Common Stock give effect to a sixty thousand for one share stock split effected on December 8, 1993.

  (a) From August 1993 to January 1994, an aggregate of 6,245,000 shares of the Company's Common Stock were sold by the Company for an aggregate of $33,507, as follows:

   SHAREHOLDER                                                  NUMBER OF SHARES
   -----------                                                  ----------------
   J. Gerard Aguilar...........................................    3,480,000
   Jordan S. and Maria T. Davis ...............................      840,000
   Mitchell Davis..............................................      840,000
   Kenneth H. Traub............................................      840,000
   Michael Goldstein...........................................      125,000
   Allen Gersho................................................      120,000
                                                                   ---------
                                                                   6,245,000
                                                                   =========

  The Company relied on the exemption from registration set forth in Section 4(2) of the Act. No fees were paid in connection with the foregoing sales of securities.

  (b) In March 1994, the Company sold an aggregate of 2,000,000 units, each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock at a purchase price of $0.75 per share. The Company sold units to the following persons at a price of $0.25 per unit.

  UNITHOLDER                                                     NUMBER OF UNITS
  ----------                                                     ---------------
  Lester Youner.................................................       40,000
  Stuart P. Milsten.............................................       35,000
  William R. Davis and Sheila Davis.............................       35,000
  Igor Stenmark.................................................       40,000
  Peter W. Ryan.................................................       30,000
  Arie Genger...................................................      100,000
  Herbert Goldstein.............................................       60,000
  David J. Roux.................................................       80,000
  Paul Jacobs...................................................       60,000
  Lawrence A. Spector...........................................       20,000
  Edward Goldstein..............................................       60,000
  Eric Schreiber................................................       20,000
  Mitchell Napack...............................................       30,000
  Peter M. Wood.................................................      100,000
  Steven Bier...................................................       30,000
  Lois B. Hoffner...............................................       30,000
  Voice Tech Ventures...........................................      280,000
  Abel Aguilar..................................................       80,000
  Alec Gindis...................................................      200,000
  Burton and Elaine Traub.......................................       20,000
  George and Lorraine Zimmerman.................................       10,000
  Alan Gelband..................................................       60,000
  Alan Gelband Co. Defined Contribution Pension Plan & Trust....       60,000
  Richard W. Kates..............................................       20,000
  John M. McMahon...............................................       40,000
  Terrence L. Mealy.............................................       20,000
  Dr. Gary S. Traub.............................................       10,000
  Paul Traub....................................................       10,000
  Marvin Haas...................................................      110,000
  John Bendik...................................................       40,000
  Harry Krensky and Linda Krensky...............................       20,000
  Michael Bernstein.............................................       10,000
  Bohemond Corp.................................................      100,000
  David Handler.................................................       20,000
  Stanley Davis and Silvia Davis................................       10,000
  Thomas Hardy..................................................      110,000
                                                                    ---------
                                                                    2,000,000
                                                                    =========

The Company relied on the exemption from registration set forth in Section 4(2) of the Act. No fees were paid in connection with the foregoing sales of securities.

  (c) From November 1994 through February 1995, the Company sold an aggregate of 3,300,000 shares of Common Stock to the following persons at a price of $0.75 per share:

   SHAREHOLDER                                                  NUMBER OF SHARES
   -----------                                                  ----------------
   Diego and Irene Alvarez.....................................      20,000
   Hormozan Aprin, M.D. and Mahmaz Aprin.......................     100,000
   Robert E. and Debra A. Balducci.............................      10,000
   John E. Bendik..............................................      51,000
   Ennius E. Bergsman..........................................      40,000
   Steven J. Bier..............................................      30,000
   Mark A. and Maribeth Brostowski.............................      30,000
   Joel A. and Karen Ann Budin.................................      50,000
   John F. Burton..............................................     100,000
   Capital Express, L.L.C......................................     100,000
   James A. and JoAnn A. Cohen.................................     100,000
   Joseph Coler DC.............................................      14,000
   Kevin Collins...............................................      10,000
   Smith Barney, Inc. IRA Custodian FBO J. Douglas Cox.........      40,000
   Kathryn A. and J. Douglas Cox...............................      34,000
   Kathryn A. Cox M.D. PC Retirement Trust.....................      26,000
   Keith Eisenstark and Mary Beth Walsh........................      10,000
   Leonard G. Epstein..........................................      35,000
   Sheryl Fischer..............................................       4,000
   Mark H. Folit...............................................      20,000
   Wayne J. and Deborah R. Friedman............................      67,000
   Jeffrey Garber..............................................      10,000
   David Gardner...............................................      20,000
   Scott M. Gibson.............................................      10,000
   Louis M. Gidding............................................      10,000
   Alec Gindis.................................................     100,000
   Daniel Paul Goldman.........................................      20,000
   Michael Goldman.............................................      20,000
   Edward Goldstein............................................      50,000
   Steven J. Golub.............................................      50,000
   Ira A. Gomberg..............................................      40,000
   Richard L. Green............................................      14,000
   Harlan T. Greenman..........................................       7,000
   Natalie J. Greenman.........................................       7,000
   Steven M. Grossman..........................................      20,000
   Eugene and Joan Gyesky......................................      20,000
   Dhananjay Hajela............................................      60,000
   Thomas Hardy................................................      70,000
   Paul D. Harris..............................................      70,000
   Glenn H. Hutchins...........................................      50,000
   Darlynn L. Johnson..........................................      26,000
   Beth Kaplan.................................................      50,000
   Richard W. Kates............................................      67,000
   Gary H. and Cindy S. Katz...................................       7,000
   Edward Klimerman............................................      42,000
   Joseph Korff................................................      50,000
   Carolyn H. Kornblau.........................................      20,000
   Harry F. and Linda M. Krensky...............................      51,000

   SHAREHOLDER                                                  NUMBER OF SHARES
   -----------                                                  ----------------
   Charles T. and Nina A. Langpaul.............................       20,000
   Alicia Latkovski............................................       14,000
   David A. Leff, D.O..........................................       10,000
   Lengfeld S.A................................................       15,000
   Marc N. and Pamela Levin....................................       30,000
   Fred and Cindi Brandt Levin.................................        8,000
   Mark and Rachel Lipschutz...................................        8,000
   Gregory G. Mario............................................      100,000
   Mark Mazzonelli.............................................       50,000
   Michael L. and Cynthia G. McEachern.........................       30,000
   Terrence L. Mealy...........................................       20,000
   Edwin L. Miller.............................................       50,000
   Stuart P. Milsten...........................................       10,000
   Daniel S. Mintz.............................................      100,000
   Richard and Maria Molinsky..................................       33,000
   Mario M. Morino.............................................      100,000
   Michael Moskowitz...........................................       50,000
   James Mossman...............................................       50,000
   William J. Murray...........................................       30,000
   Guarantee & Trust Co. TTEEFBO Philip Musicant...............       20,000
   Fred T. and Elyce L. Perlstadt..............................       20,000
   Richard E. and Selena Lynn Pickering........................       15,000
   Gabriel Politzer............................................       10,000
   John G. Powers..............................................       10,000
   Renwick Alpha Fund..........................................      100,000
   Michael J. Reilly...........................................       40,000
   Chris K. Richey.............................................       16,500
   Mark Rosenblatt and Sarah M. Stern..........................       50,000
   Joseph and Sydell Roth......................................       10,000
   Andrea R. Ryan..............................................       10,000
   Robert Schiller.............................................       20,000
   Geoffrey G. G. Sharp........................................       10,000
   Meyar Sheik.................................................       10,000
   Jesse and Rochelle E. Shereff...............................       20,000
   Howard Siegel...............................................       10,000
   Simon Family Associates.....................................       10,000
   Richard L. Smith............................................       87,500
   Bruce Todd Spector..........................................       10,000
   Robin Lee Steinfeld.........................................       10,000
   Alan Stupell................................................       20,000
   Sarah Swiatycki.............................................       10,000
   Charles and Roseann Terzano.................................       10,000
   Burton H. and Elaine Traub..................................       10,000
   Laurence Usdin..............................................       20,000
   Voice Compression Associates................................      121,000
   Lauren S. Youner............................................        4,000
   Lester W. Youner and Sherry Youner..........................       26,000
   Ronald L. Zander............................................       10,000
                                                                   ---------
                                                                   3,300,000
                                                                   =========

  The Company relied on the exemption afforded from registration set forth in
Section 4(2) of the Act and Regulation D promulgated thereunder. No fees were paid in connection with the foregoing sales of securities.

  (d) In December 1995, the Company sold a total of 4,000,000 shares of Series A Preferred Stock. The Company sold the shares of Series A Preferred Stock to the following persons at a price of $1.00 per share.

                                                             SHARES OF SERIES A
   SHAREHOLDER                                                PREFERRED STOCK
   -----------                                               ------------------
   Advent International Investors II Limited Partnership....         5,000
   Adtel Limited Partnership................................       500,000
   Advent Crown Fund C.V....................................       800,000
   Adwest Limited Partnership...............................       350,000
   Advent Israel (Bermuda) Limited Partnership..............        27,025
   Advent Israel Limited Partnership........................       222,975
   Advent Partners Limited Partnership......................        95,000
   North Bridge Venture Partners, L.P.......................     2,000,000
                                                                 ---------
                                                                 4,000,000
                                                                 =========

  The Company relied on the exemption from registration set forth in Section 4(2) of the Act. No fees were paid in connection with the foregoing sales of securities.

  (e) In March 1996, the Company sold 1,000,000 shares of Series A Preferred Stock to Intel Corporation and 1,000,000 shares of Series A Preferred Stock to Netscape Communications Corporation at a price of $1.00 per share. The Company relied on the exemption from registration set forth in Section 4(2) of the Act. No fees were paid in connection with the foregoing sales of securities.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits.

 1.              Form of Underwriting Agreement.**
 3.1             Certificate of Incorporation, as amended.**
 3.2             Bylaws.**
 4.1             Specimen Common Stock Certificate.*
 4.2             Form of Warrant to Purchase Shares of Common Stock.**
 5.              Opinion of Fulbright & Jaworski L.L.P.*
10.1             Voxware, Inc. 1994 Stock Option Plan.**
10.2             Form of Voxware, Inc. Stock Option Agreement.**
10.3             Form of Indemnification Agreement.**
10.4             Series A Preferred Stock Purchase Agreement, dated December 19, 1995, as amended.**
10.5             Employment Agreement dated January 3, 1994, with Michael Goldstein, as amended.**
10.6             Employment Agreement dated February 1, 1995, with Kenneth H. Traub.**
10.7             Employment Agreement dated August 15, 1995, with Kenneth Whittington.**
10.8             Employment Agreement dated February 28, 1994, with J. Gerard Aguilar.**
10.9             Employment Agreement dated August 15, 1994, with Steven J. Ott.**
10.10            Technology Transfer Agreement Effective May 19, 1995, between Suat Yeldener Ph.D.
                  and Voxware, Inc.**+
10.11            Software License Agreement, dated January 31, 1996, with Netscape Communications
                  Corporation.**+
10.12            License Agreement, dated June 28, 1996 with America Online, Inc.**+
10.13            License Agreement, dated September 26, 1995 with Microsoft Corporation.**+
10.14            License Agreement, dated June 28, 1996 with USFI, Inc.**+

10.15  License Agreement, dated March 29, 1996 with VDOnet Corporation Ltd.**+
10.16  License Agreement, dated June 28, 1996 with Vienna Systems Corporation.**+
10.17  Lease, dated April 10, 1996, between College Road Associates, Limited Partnership and the Company.**
10.18  Acquisition Agreement, dated January 30, 1996, with K & F Software.**
10.19  Stockholders Agreement, dated December 19, 1995, as amended.
11.    Computation of Per Share Earnings.**
16.    Letter from Ernst & Young LLP respecting change in certifying accountant.
23.1   Consent of Arthur Andersen LLP.
23.2   Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5)*.
24.    Power of Attorney.**
27.    Financial Data Schedule.**

- --------
 *To be filed by amendment.

 +A request for confidential treatment has been made for portions of such document.

**Previously Filed.

  (b) Financial Statement Schedules.

  Not Applicable.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes that:

    (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (2) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PRINCETON AND STATE OF NEW JERSEY ON THE 3RD DAY OF SEPTEMBER 1996.

                                          Voxware, Inc.

                                                   /s/ Michael Goldstein
                                          By: _________________________________
                                                     Michael Goldstein
                                               President and Chief Executive
                                                          Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

        /s/ Michael Goldstein           President and Chief
- -------------------------------------    Executive Officer       September 3,
          MICHAEL GOLDSTEIN              and Director             1996
                                         (principal
                                         executive officer)

        /s/ Kenneth H. Traub            Executive Vice
- -------------------------------------    President, Chief        September 3,
          KENNETH H. TRAUB               Financial Officer,       1996
                                         Secretary and
                                         Director (principal
                                         financial officer)

                                        Director
     /s/ J. Gerard Aguilar*                                      September 3,
- -------------------------------------                             1996
          J. GERARD AGUILAR

                                        Director
     /s/ William J. Geary*                                       September 3,
- -------------------------------------                             1996
          WILLIAM J. GEARY

                                        Director
      /s/ Jordan S. Davis*                                       September 3,
- -------------------------------------                             1996
           JORDAN S. DAVIS

                                        Director
     /s/ Andrew I. Fillat*                                       September 3,
- -------------------------------------                             1996
          ANDREW I. FILLAT

        /s/ David Roux*                 Director                 September 3,
- -------------------------------------                             1996

           DAVID ROUX

     /s/ Richard M. Schell*             Director                 September 3,
- -------------------------------------                             1996

       RICHARD M. SCHELL


                                         Controller, Chief
      /s/ Nicholas Narlis*               Accounting Officer         September 3,
- -------------------------------------    and Treasurer               1996
        NICHOLAS NARLIS                  (principal accounting
                                         officer)


*By    /s/ Kenneth H. Traub
   ----------------------------------

  (Kenneth H. Traub as attorney-in-fact for each of the persons indicated)

                                 EXHIBIT INDEX

                                                                                                        PAGE
    EXHIBIT                                     DESCRIPTION OF DOCUMENT                                NUMBER
     NUMBER                                     -----------------------                                ------
 1.              Form of Underwriting Agreement.**
 3.1             Certificate of Incorporation, as amended.**
 3.2             Bylaws.**
 4.1             Specimen Common Stock Certificate.*
 4.2             Form of Warrant to Purchase Shares of Common Stock.**
 5.              Opinion of Fulbright & Jaworski L.L.P.*
10.1             Voxware, Inc. 1994 Stock Option Plan.**
10.2             Form of Voxware, Inc. Stock Option Agreement.**
10.3             Form of Indemnification Agreement.**
10.4             Series A Preferred Stock Purchase Agreement, dated December 19, 1995, as amended.**
10.5             Employment Agreement dated January 3, 1994, with Michael Goldstein, as amended.**
10.6             Employment Agreement dated February 1, 1995, with Kenneth H. Traub.**
10.7             Employment Agreement dated August 15, 1995, with Kenneth Whittington.**
10.8             Employment Agreement dated February 28, 1994, with J. Gerard Aguilar.**
10.9             Employment Agreement dated August 15, 1994, with Steven J. Ott.**
10.10            Technology Transfer Agreement Effective May 19, 1995, between Suat Yeldener Ph.D.
                  and Voxware, Inc.**+
10.11            Software License Agreement, dated January 31, 1996, with Netscape Communications
                  Corporation.**+
10.12            License Agreement, dated June 28, 1996 with America Online, Inc.**+
10.13            License Agreement, dated September 26, 1995 with Microsoft Corporation.**+
10.14            License Agreement, dated June 28, 1996 with USFI, Inc.**+
10.15            License Agreement, dated March 29, 1996 with VDOnet Corporation Ltd.**+
10.16            License Agreement, dated June 28, 1996 with Vienna Systems Corporation.**+
10.17            Lease, dated April 10, 1996, between College Road Associates, Limited Partnership and the Company.**
10.18            Acquisition Agreement, dated January 30, 1996, with K & F Software.**
10.19            Stockholders Agreement, dated December 19, 1995, as amended.
11.              Computation of Per Share Earnings.**
16.              Letter from Ernst & Young LLP respecting change in certifying accountant.
23.1             Consent of Arthur Andersen LLP.
23.2             Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5)*.
24.              Power of Attorney.**
27.              Financial Data Schedule.**

- --------

 *To be filed by amendment.

 +A request for confidential treatment has been made for portions of such document.

**Previously Filed.